As filed with the Securities and Exchange Commission on December 19, 2003.

Registration No. 333-110581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

POINT THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3216862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 Summer Street

Boston, Massachusetts, 02110

617-933-2130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael P. Duffy, Esq.

Point Therapeutics, Inc.

125 Summer Street

Boston, Massachusetts 02110

617-933-2130

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Steven A. Wilcox, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

Point Therapeutics, Inc.

8,700,001 Shares

Common Stock

We have prepared this Prospectus to allow the selling shareholders or their pledgees, donees, transferees or other successors in interest, to sell up to 5,600,001 shares of our common stock which they have acquired in a private placement in the United States (the “Placement”), and up to 3,100,000 shares of our common stock issuable upon the exercise of warrants which are held by certain stockholders named in this Prospectus. We will not receive any proceeds from the sale of these shares.

Before purchasing shares of Point Therapeutics, Inc. common stock you should carefully review the Risk Factors section of this Prospectus which begins on page 4.

The Point Therapeutics, Inc. common stock is listed on the OTC Bulletin Board with the ticker symbol: “POTP.” On December 10, 2003 the closing price of one share of Point Therapeutics, Inc. common stock on the OTC Bulletin Board was $4.10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 22, 2003

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of the common stock. In this Prospectus, unless otherwise stated or the context otherwise requires, references to “Point,” the “Company,” “we,” “us,” “our” and similar references refer to Point Therapeutics, Inc.

i

PROSPECTUS SUMMARY

This summary highlights information contained in this Prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire Prospectus carefully, especially “Risk Factors” and the consolidated financial statements and related notes before deciding to invest in shares of our common stock.

Point Therapeutics, Inc.

Point Therapeutics, Inc. is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of solid tumors, hematologic malignancies, hematopoietic disorders and infectious diseases. Our lead product candidate, PT-100, is an orally active small molecule which, through a novel mechanism of action, has the potential both to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

We believe that PT-100 has a large market opportunity because of its current portfolio of potential applications, including:

•	Cancers: PT-100 could be used in combination with chemotherapeutic agents, monoclonal antibodies, and/or vaccines to treat both solid tumors and hematologic malignancies;

•	Hematopoietic Disorders: PT-100 could be used to treat both neutropenia and anemia; and

•	Infectious Diseases: PT-100 could be used as an adjuvant to enhance the efficacy of certain vaccines.

The strategy of our clinical development program is to develop the full range of commercial applications of PT-100 and to prioritize its fastest-to-market applications. We have initiated a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan® in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. We are also clinically developing PT-100 as a potential therapy for the treatment of hematopoietic disorders. In addition, we from time to time evaluate new technology opportunities to broaden our portfolio of potential products, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, including mergers and acquisitions.

The Company is the successor of a merger between Point Therapeutics, Inc., a privately held Massachusetts corporation (“Point Massachusetts”), and HMSR Inc., a publicly-traded Delaware corporation (“HMSR”). Point Massachusetts was incorporated in September 1996 as a biopharmaceutical company to develop small molecule drugs. HMSR was incorporated in December 1993 as a Delaware corporation, and from 1994 to May 2001 under the name HemaSure Inc., developed and supplied innovative blood filtration technologies. On May 28, 2001, HMSR sold substantially all of its non-cash assets to a subsidiary of Whatman Plc (“Whatman”), a leader in separations technology, and then changed its name from Hemasure Inc. to HMSR Inc. On November 15, 2001, HMSR entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Point Massachusetts. On March 15, 2002, HMSR’s stockholders approved a 1-for-10 reverse split of HMSR’s common stock and a name change from HMSR to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the Merger Agreement, at which time Point Massachusetts became a wholly-owned subsidiary of the Company and changed its name to “Point Therapeutics Massachusetts, Inc.” The Company’s business operations after the merger consist solely of the business previously conducted by Point Massachusetts.

Point’s principal executive office is located at 125 Summer Street, Boston, Massachusetts, and the telephone number is (617) 933-2130. The shares of Point’s common stock, par value $.01 per share (the “Common Stock”), trade on the OTC Bulletin Board under the symbol “POTP”. Point’s website is www.pther.com.

The Offering

Common stock offered by selling shareholders	5,600,001 shares

Common stock underlying warrants offered by selling shareholders	3,100,000 shares

Use of proceeds	None of the proceeds from the sale of the common stock offered by this Prospectus will be received by us.

Risk factors	See “Risk Factors” and other information included in this Prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol	POTP

Summary Financial Information

The following is a summary of our financial information. You should read this information together with our financial statements and the related notes appearing at the end of this Prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus.

STATEMENT OF OPERATIONS DATA

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues:
License revenue	$96	$—	$—	$—	$4,333	$667	$—
Sponsored research revenue	—	—	—	—	900	1,200	300

Total revenues	96	—	—	—	5,233	1,867	300
Costs and expenses:
Research and development	4,047	3,654	5,160	3,422	2,296	2,293	2,393
General and administrative	1,508	1,958	2,501	2,010	854	839	822

Income (loss) from operations	(5,459)	(5,612)	(7,661)	(5,432)	2,083	(1,265)	(2,915)
Other income (expense)	53	144	182	225	259	103	1

Net income (loss)	$(5,406)	$(5,468)	$(7,479)	$(5,207)	$2,342	$(1,162)	$(2,914)

Net income (loss) per common share:
Basic	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.41	$(0.22)	$(0.63)

Diluted	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.40	$(0.22)	$(0.63)

Shares used in computing net income (loss) per share:
Basic	9,276	8,771	8,898	7,017	5,764	5,349	4,654
Diluted	9,276	8,771	8,898	7,017	5,864	5,349	4,654

BALANCE SHEET DATA

	As of September 30, 2003
	(unaudited)
	Actual	Pro forma as adjusted (1)
	(In thousands)
Cash and cash securities	$6,253	$16,653
Working capital	5,570	15,970
Total assets	7,702	18,102
Long-term debt and capital lease obligations	52	52
Stockholders’ equity	5,735	16,135
Dividends—none

(1)	The proforma as adjusted balance sheet data reflects the sale of 5,600,001 shares of common stock at a price of $2.00 per share of common stock, net of Placement Fees and Offering expenses of approximately $800,000.

RISK FACTORS

This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this Prospectus, including the financial statements and related notes, before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, prospects, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

If Point fails to obtain the capital necessary to fund its operations, Point will be unable to successfully develop or commercialize PT-100

Point expects that its working capital will fund its operations through the end of 2004 and therefore additional funding will be required in the future to finance its operations. Point does not know whether additional funding will be available when needed, or that, if available, Point will be able to obtain funding on satisfactory terms. Point spent approximately $5.4 million for the first nine months of 2003, and expects its capital outlays and operating expenditures to increase over the next several years as the Company expands its infrastructure and preclinical and clinical trial activities. Point may raise these funds through the sale of securities in both public and private offerings as the markets allow, corporate collaborations and merger and acquisition activities and consolidations.

Point’s future capital requirements depend on many factors, including the progress of its research and development efforts, the scope and results of preclinical research and clinical studies of PT-100, the cost and timing of regulatory approvals of PT-100, technological advances, the reevaluation of the commercial potential of PT-100 in light of developments in Point’s industry or market, the status of competitive products, the establishment of a sales force and the development of manufacturing capacity. Unexpected events or other factors beyond Point’s control could also impact its capital requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Point.”

Point may be required to relinquish rights to its technologies or PT-100, or grant licenses on terms that are not favorable to Point, in order to raise additional funds through alliance, joint venture and licensing arrangements. To the extent Point raises additional capital by issuing equity securities, all stockholders may experience substantial dilution. If adequate funds are not available, Point will be required to delay, reduce the scope of or eliminate one or more of its research and development programs.

Point’s lead product candidate, PT-100, is in the early stages of human clinical testing and Point is unable to estimate when it will become commercially available, if at all

Point’s lead product candidate, PT-100, is currently undergoing evaluation in early-stage clinical trials for the treatment of cancer and hematopoietic disorders. Additional human clinical trials will be required before Point can submit any application for approval to sell, manufacture and distribute PT-100 for the treatment of cancer and hematopoietic disorders. For any other applications, additional animal and laboratory testing along with human clinical trials will need to be completed before Point can submit any application for approval to sell, manufacture and distribute PT-100. PT-100 has not received regulatory approval for commercial sale and Point is unable to estimate when it will become commercially available, if at all.

To obtain regulatory approval for the commercial sale of PT-100 for its intended therapeutic applications, Point must demonstrate in carefully controlled and well-designed clinical trials that PT-100 is safe and effective in humans for the proposed therapeutic indications. Conducting clinical trials is a lengthy, expensive and highly uncertain process. Point is not able to estimate at this time when it will complete clinical trials for PT-100 for the indications it is currently studying, and clinical trials for additional indications have not yet been initiated. The length of time to complete clinical trials varies according to the type, complexity, novelty and intended use of the product candidate. Point’s clinical trials may be suspended at any time if the Food and Drug Administration (“FDA”) or Point believes the participating patients are exposed to unacceptable health risks. Point may encounter other problems in its studies that will cause the FDA or Point to delay or suspend the studies. Point’s ability to timely commence and complete clinical trials of PT-100 may be adversely affected by many factors, including one or more of the following:

•	ineffectiveness of PT-100, or perceptions by physicians or the FDA that PT-100 is not effective for a particular indication;

•	inability to manufacture sufficient quantities of PT-100 for use in clinical trials in compliance with strictly enforced regulatory requirements;

•	failure of the FDA to allow Point’s clinical trials to commence or proceed;

•	slower than expected rate of eligible patient recruitment in the trials;

•	inability to adequately follow or evaluate patients after treatment;

•	unforeseen safety issues such as patients in clinical trials suffering adverse health consequences related to PT-100;

•	government or regulatory delays;

•	problems with clinical trial design;

•	failure to comply with FDA regulations for good clinical practices; or

•	any material compromise of data integrity.

The results Point has obtained to date in its clinical trials are preliminary and the studies are currently ongoing. Point cannot predict or guarantee that the results of further testing, including later-stage controlled human clinical testing, will be successful or will result in FDA approval. If Point’s trials are not successful, or are perceived as not successful by the FDA or physicians, Point’s business, financial condition, results of operations and prospects will be harmed. If Point obtains FDA approval for PT-100 for one or more therapeutic indications, Point may then elect to perform further clinical studies intended to broaden the labeling indications. If such studies do not support expanding the labeling indications, Point’s ability to promote and market such products will be limited.

If PT-100 is not a successful drug candidate, Point may be unable to obtain other potential drug candidates

PT-100 is Point’s only drug candidate currently in clinical trials. Point continues to investigate additional applications for PT-100 as well as other early stage drug candidates on a pre-clinical basis. Point from time to time evaluates new technology opportunities to broaden its portfolio of potential drug candidates, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, such as mergers and acquisitions. However, Point may not be able to consummate a transaction to broaden its portfolio of potential drug candidates on terms satisfactory to the Company. If PT-100 is not ultimately a successful drug candidate and Point cannot develop or obtain other potential drug candidates either internally or through one or more strategic transactions, Point’s business, financial condition and results of operations could be materially adversely affected.

Point has had a history of losses, and Point expects to continue to incur losses and may not achieve or maintain profitability

As of September 30, 2003, Point had an accumulated deficit of approximately $22.2 million. The extent of Point’s future losses and the timing of profitability are highly uncertain, and Point may never achieve profitable operations. Point has not generated any sales revenue to date and likely will not until PT-100 or any other product of Point becomes commercially available, if ever. Point expects to incur losses at least until it begins commercial sales of its first approved product, if any. Point expects that its operating expenses will increase and accelerate as its research and development, preclinical, and clinical operations expand, even if Point succeeds in developing one or more commercial products. Point’s ability to achieve product revenue and profitability is dependent on its capability, alone or with partners, to successfully complete the development of PT-100, conduct clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell PT-100. Point cannot provide assurance that it will generate product revenues or achieve profitability.

If Tufts University School of Medicine terminates Point’s license, Point could experience delays or be unable to complete the development and commercialization of its potential products

Point licenses key technology including the rights to PT-100, its lead product, from Tufts University School of Medicine. The underlying licenses for this technology terminate on the later of the date of the last-to-expire patents, or 15 years from the date of initial commercial sale of the licensed product. Termination of these licenses prior to or upon expiration of the term could force Point to delay or discontinue its development and commercialization programs. Pursuant to the terms of the license, Tufts University School of Medicine has the right to terminate the license prior to expiration of the term upon a material breach of the license by Point, Point’s ceasing to do business or becoming insolvent, or Point’s failure to sell a licensed product in the U.S. market by May 2009. Point has no assurance that it would be able to license substitute technology in the future. Point’s inability to do so could impair Point’s ability to conduct its business because it may lack the technology, the necessary rights to such technology, or the finances required, in each case, to develop and commercialize its potential products.

If Point fails to obtain regulatory approval for PT-100 in a timely manner, Point’s operating results and its business may be adversely affected

Point must obtain regulatory approval before marketing or selling PT-100 in any major world pharmaceutical market for any therapeutic application for PT-100. PT-100 has not received regulatory approval to be commercially marketed and sold for any therapeutic indication. Due to risks and uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate when PT-100 may be commercially available for any application, if at all.

In the U.S., Point must obtain FDA approval for each indication of PT-100 that Point intends to commercialize. The FDA approval process is typically lengthy and expensive, and such approval is never certain and entails a high degree of risk. Products marketed, manufactured or distributed abroad are also subject to foreign government regulation. If Point fails to obtain regulatory approval, it will be unable to market and sell PT-100. Point cannot predict with certainty when or whether it might submit PT-100 for regulatory approval for any therapeutic indication. Once Point submits PT-100 for review, it cannot assure you that the FDA or any other regulatory agencies will grant approvals on a timely basis or at all. If regulatory approval for any therapeutic application for PT-100 is delayed, Point’s business, financial condition or results of operations would be materially adversely affected.

Because Point depends on third parties to conduct human clinical studies, Point may encounter delays in product development and commercialization

Even though Point has some in-house clinical expertise, it does not presently have the complete in-house resources or experience to design and conduct human clinical trials on its own. Point must therefore contract with third parties to perform the clinical trials needed for Point to submit PT-100 to the FDA for marketing approval. Accordingly, Point may lose some control over the cost of and time required to conduct these studies. In addition, these third parties might not conduct Point’s clinical trials in accordance with regulatory requirements. Currently, Point is dependent on two contractors for conducting clinical trials of PT-100. Although Point believes alternative contractors are available for conducting clinical trials of PT-100 on terms acceptable to Point, the failure of these contractors conducting clinical trials to carry out their contractual duties could delay or prevent the successful development and commercialization of PT-100.

Point may fail to adequately protect or enforce its intellectual property rights, and Point’s products and processes may infringe the intellectual property rights of others

As with any pharmaceutical or biotechnology company, Point’s patent and other proprietary rights are subject to uncertainty and risk. Point’s success will depend in part on its ability to obtain and enforce its patents in the U.S. and in other countries. Point owns or has licenses to several issued patents and patent applications. Point owns or controls 8 U.S. patents relating to its technology. In addition, Point owns or controls 11 pending U.S. patent applications relating to its technology. Point also has patents and patent applications corresponding to certain of these U.S. patents and patent applications in foreign jurisdictions. The patents and patent applications cover, among other things, PT-100, combinations of PT-100 with certain other drugs for cancer and immunotherapy and related uses, and uses of PT-100 for hematopoiesis. It is possible that no further patents will be issued on any of Point’s patent applications, and it is possible that the claims in the issued patents will not be sufficiently broad to protect Point’s technology or that the patents will not provide protection against competitive products or otherwise be commercially valuable. Any patents issued to or licensed by Point could be challenged, invalidated, infringed, circumvented or held unenforceable.

Point’s commercial success will also depend in part on Point’s ability to commercialize PT-100 without infringing patents or other proprietary rights of others. PT-100 may infringe current or future patents or other proprietary rights of others. To date, Point has not received any communications from third parties nor is Point aware of any claims by third parties that PT-100 or any of Point’s other activities infringe upon the patent rights of any third party. However, Point cannot assure you that other companies or individuals have not or will not independently develop substantially equivalent proprietary rights or that other parties have not or will not be issued patents that may prevent the sale of Point’s products or require licensing and the payment of significant fees or royalties in order for Point to be able to carry on its business, if such licenses are even available at all.

Litigation or other legal proceedings could result in substantial costs to Point and may be necessary to enforce any of Point’s patents or other proprietary rights or to determine the scope and validity or enforceability of other parties’ proprietary rights. The defense and enforcement of patent and intellectual property claims are complex, costly and time consuming, and it is uncertain whether the legal outcome would be favorable to Point. Any adverse legal outcome could subject Point to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require Point to cease manufacturing or selling its products.

Point’s success depends in part on maintaining its confidential information and trade secrets. Point’s employees, consultants and advisors are required to enter into written confidentiality agreements that prohibit the disclosure or use of confidential information. Point also has entered into written confidentiality agreements that are intended to protect its confidential information delivered to third parties for research and other purposes. However, these agreements could be breached and Point may not have adequate remedies for any breach, or Point’s trade secrets and proprietary information could otherwise become known or be independently discovered by others.

If Point’s competitors reach the market sooner or develop products and technologies that are more effective or have reduced side effects, Point’s commercial opportunity will be reduced or eliminated

The pharmaceutical and biotechnology industries are intensely competitive. There are existing products on the market that are used for the treatment of patients with the same indications that Point has targeted. See “Business—Competition” below. Because PT-100 is still in the early stages of development, Point does not have the sales, marketing, manufacturing or distribution capabilities necessary to compete with well-established companies. If PT-100 is approved by the FDA for one or more therapeutic indications, Point plans to enter into collaboration agreements with one or more established companies in order to compete in the marketplace. There can be no assurances that Point will be able to successfully enter into any such collaborations with third parties or that any such collaborations will be entered into on terms satisfactory to Point.

There are also many public and private pharmaceutical companies, biotechnology companies, public and private universities, governmental agencies and research organizations actively engaged in drug discovery and research and development of products for the treatment of patients with the same indications that Point has targeted. Many of these organizations have financial, technical, regulatory, patenting, manufacturing and marketing resources that are far greater than Point’s. If a competitor were to successfully develop or acquire rights to a similar or more effective treatment of patients with the same indications targeted by Point or one that has reduced side effects or offers significantly lower costs of treatment, or were to successfully enter the market in advance of Point with a similar or superior therapy, Point’s business, financial condition or results of operations could be materially adversely affected.

Point cannot provide assurances that research and development by others will not render Point’s technology or PT-100 obsolete or non-competitive or result in treatments superior to any therapy or drug developed by Point, or that any drug or therapy developed by Point will be preferred to any existing or newly developed technologies.

Point’s manufacturing strategy presents a number of risks

Point does not currently have its own manufacturing facilities. Completion of Point’s clinical trials and the commercialization of PT-100 will require access to, or development of, manufacturing capabilities. Point has entered into short-term arrangements with third parties with respect to the manufacture of the quantities necessary for preclinical and early-stage clinical development. As Point approaches later-stage clinical development and commercialization of a product candidate, however, Point’s intention is to enter into longer-term arrangements with multiple manufacturing sources. Point may not be able to enter into additional third-party manufacturing arrangements on acceptable terms, if at all. An outside contractor may give greater priority to other products or for other reasons may fail to manufacture or deliver the required supply of PT-100 in a cost-effective or timely manner. Point’s current and future manufacturers are and will be subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies for compliance with strictly enforced good manufacturing practice regulations and similar state and foreign standards, and Point does not have control over its third-party manufacturers’ compliance with these regulations and standards.

Any of these manufacturing risks could delay clinical trials or commercialization of PT-100, interfere with sales, entail higher costs or result in Point being unable to effectively sell Point’s products. To the extent that Point is reliant on a sole source of supply of a drug, any interruption in that supply could prevent Point from effectively developing, testing and commercializing the drug.

Point’s ability to generate revenues will be diminished if PT-100 is not accepted in the marketplace, if Point fails to obtain acceptable prices or if adequate reimbursement is not available for PT-100 from third-party payors

There are competing products to PT-100 already in the market for the treatment of patients with the same diseases that Point has targeted. See “Business—Competition” below. Even if approved for sale and distribution for one or more therapeutic indications, PT-100 might not achieve market acceptance for such indications or remain on the market. PT-100 may be rejected by the marketplace due to many factors, including cost and the perceived risks versus the benefits of PT-100. Physicians, patients, payors or the medical community in general may be unwilling to accept, prescribe, utilize, recommend or reimburse for PT-100 for such indications.

Point’s ability to commercialize its drugs may be limited due to the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in many markets outside the U.S., the pricing and profitability of prescription pharmaceuticals are subject to government control. In the U.S., Point expects that there will continue to be federal and state proposals to implement additional government control. Also, increasing emphasis on managed care in the U.S. and the possibility of government regulation of prescription drug prices will likely continue to put additional pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that Point might otherwise achieve for

PT-100 in the future. Further, cost control initiatives could adversely affect Point’s ability to commercialize PT-100 and its ability to realize profits and revenues from this commercialization.

Point’s ability to commercialize pharmaceutical products, alone or with distributors or others, may depend in part on the extent to which reimbursement for the products will be available from:

•	government and health administration authorities;

•	private health insurers; and

•	other third-party payors.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products Point discovers and develops, alone or with its strategic alliance partners. If government and other third-party payors do not provide adequate coverage and reimbursement levels for Point’s products, the market acceptance of these products may be reduced.

Point uses hazardous chemicals and radioactive and biological materials in its business; any disputes relating to improper use, handling, storage or disposal of these materials could be time consuming and costly

Point’s research and development operations involve the use of certain hazardous materials, including certain chemicals and radioactive and biological materials. The hazardous materials used most frequently by Point in its operations include sodium chromate containing chromium-51 (51 Cr), nucleotides containing phosphorus-32 (32 P) and phenol. Point’s operations also produce hazardous waste products. Point is subject to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. Point could be subject to damages, fines and penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and Point’s liability could exceed its total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair Point’s business. To date, Point’s compliance costs with respect to environmental laws and regulations have been minimal.

Point may be sued for product or operational liability

Point may be held liable if any of its products or operations cause injury or death or are found otherwise unsuitable during product testing, manufacturing, marketing or sale. Point currently maintains general liability and product liability insurance related to its clinical trials consistent with industry standards which Point believes is adequate to insure Point against such potential losses. When necessary for Point’s products, Point intends to obtain additional product liability insurance. Insurance coverage may be prohibitively expensive, may not fully cover Point’s potential liabilities or may not be available in the future. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of Point’s products. If Point is sued for any injury caused by its products, the litigation could consume substantial time and attention of Point’s management and its liability could exceed Point’s total assets.

If Point loses its key personnel or is unable to attract or retain additional personnel, Point may be unable to develop PT-100 or achieve commercialization objectives

Point is highly dependent on Donald R. Kiepert, Jr., its Chairman, President and Chief Executive Officer, Richard N. Small, its Senior Vice President, Chief Financial Officer and Treasurer, Michael P. Duffy, its Senior

Vice President, General Counsel and Secretary, Barry Jones, its Senior Vice President for Research, Margaret J. Uprichard, its Senior Vice President of Clinical and Regulatory Affairs, as well as other members of Point’s management and scientific staff. The loss of any of these personnel may have a disruptive effect on its operations until Point replaces the lost personnel, and may have a material adverse effect on Point’s product development and commercialization efforts if Point is not able to attract qualified replacements.

Point’s success depends on its continued ability to attract, retain and motivate highly qualified management and scientific personnel and on Point’s ability to develop and maintain relationships with leading academic institutions and scientists. Competition for personnel and medical and research collaborations is intense. In particular, Point’s product development programs depend on Point’s ability to attract and retain highly skilled scientists and clinical development and regulatory affairs personnel. In addition, Point will need to hire additional personnel and develop additional collaborations as it continues to expand its research and development activities. To date, Point has been able to attract and retain key personnel when needed. Point is not aware of any key employee who plans to retire or terminate his or her employment with the company in the near future. Despite Point’s ability in the past in attracting and retaining key personnel, Point cannot provide assurances that it will be able to continue to attract, retain or motivate personnel or develop or maintain such outside relationships in the future.

Point has contingent liabilities relating to its historical discontinued operations that could give rise to liability risks in the future

Prior to the sale of substantially all of the Company’s non-cash assets to Whatman in May of 2001, the Company was engaged in the business of developing and supplying blood filtration devices. Although Whatman contractually assumed and agreed to indemnify and hold harmless the Company from and against most liabilities and obligations arising out of the conduct of the Company’s blood filtration business, the Company retained certain known and unknown risks that were not contractually assumed by Whatman including, without limitation, (i) any liabilities under any benefit plan of the Company, (ii) tax liabilities incurred which relate to periods prior to the closing of the Whatman transaction, (iii) accounts payable arising prior to the closing of the Whatman transaction, (iv) any liabilities of the Company which were owed to the Company’s security holders in their capacity as such, and (v) liabilities of the Company which were owed to Gambro Inc. or Sepracor Inc. arising or resulting from their respective contractual relationships with the Company. If for any reason Whatman is not able to satisfy any of the assumed liabilities, such outcome could have a material and adverse effect on the Company’s financial condition. Accordingly, there can be no assurances that claims arising out of the Company’s historical business and operations would not be asserted against the Company in the future and, if asserted, there can be no assurances that the Company would prevail.

Stocks traded on the OTC Bulletin Board are subject to market risks in addition to those market risks applicable to exchange-traded and Nasdaq Stock Market traded stocks

Shares of common stock of the Company are traded on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the NASDAQ Stock Market or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company common stock.

For the three-month period ended December 10, 2003, the average daily trading volume for shares of the Company’s common stock ranged from zero to 615,464 shares traded per day, and the average daily trading volume during such three-month period was only 52,091 shares traded per day. Accordingly, investors in the Company who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

Point’s stock price could be volatile

The price of the Company common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.51 to a high of $5.98 (giving effect for the 1-10 split that occurred on March 15, 2002) in the two-year period ended December 10, 2003. Factors such as the announcements of technological innovations or new products by the Company or its competitors, governmental regulation, health care legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in operating results and market conditions for health care and life sciences stocks in general could have a significant impact on the future price of the Company’s common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies.

The subsequent sale of a substantial number of shares could cause our stock price to decline

In connection with the Placement, we issued warrants to purchase 3,100,000 shares of common stock at an average exercise price of $2.25. In total, certain entities and individuals hold existing warrants and options to purchase up to 3,361,758 and 2,261,043 shares, respectively, of common stock of the Company at an average exercise price of $2.88 and $2.32, respectively. The exercise and subsequent sale of a substantial amount of these warrants and options could adversely affect the market price of the Company common stock.

In addition, on the day that is the earlier of (i) the date the SEC declares this Registration Statement effective, or (ii) March 19, 2004, certain lockup agreements entered into by our directors and officers will expire. At that time, those persons will be able to sell an aggregate of 2,481,195 shares of our currently outstanding common stock pursuant to Rule 144 or Rule 701 under the Securities Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this Prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this Prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares offered by this Prospectus.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

As of March 18, 2002, the Common Stock of the Company has been included for quotation on the OTC Bulletin Board under the symbol “POTP”. From January 14, 1998 until March 17, 2002, the Common Stock of the Company had been included for quotation on the OTC Bulletin Board under the symbol “HMSR”. The following table sets forth for the periods indicated the range of high and low bid information per share of the Common Stock as included for quotation on the OTC Bulletin Board (giving retroactive effect to the 1-for-10 reverse split that occurred on March 15, 2002).

	High	Low
2003
First Quarter	$1.10	$0.65
Second Quarter	$3.10	$0.76
Third Quarter	$4.75	$1.20
2002
First Quarter	$5.98	$2.45
Second Quarter	$3.25	$1.05
Third Quarter	$1.60	$0.76
Fourth Quarter	$1.30	$0.51
2001
First Quarter	$14.80	$2.20
Second Quarter	$5.50	$2.00
Third Quarter	$4.60	$3.30
Fourth Quarter	$5.80	$3.40

On December 10, 2003, the Company’s Common Stock was held by approximately 230 stockholders of record and approximately 1,850 beneficial shareholders. On December 10, 2003, the last reported sale price of the Company’s Common Stock on the OTC bulletin board was $4.10 per share.

The Company has never paid dividends on its Common Stock. The Company does not expect to pay cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2003, on an actual basis and, as adjusted, on a pro forma basis to reflect (i) the receipt of proceeds of approximately $11,200,000 from the Placement; (ii) the estimated expenses of the offering and Placement of approximately $300,000; (iii) the Placement Agent’s fees of approximately $500,000 and (iv) the issuance of an aggregate number of 5,600,001 shares of our common stock and up to 3,100,000 shares of our common stock issuable upon the exercise of warrants acquired in the Placement. This information should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and the related Notes appearing elsewhere in this Prospectus.

	As of September 30, 2003
	Actual	Pro Forma As Adjusted
	(in thousands)
Long-term debt, less current portion	$52	$52

Total long-term debt	52	52

Stockholders’ Equity:
Common stock, $0.01 par value, 35,000 shares authorized, actual and pro forma as adjusted; 9,377 shares issued and 9,276 shares outstanding, actual; 14,977 shares issued and 14,876 shares outstanding, pro forma as adjusted	94	150
Additional paid-in capital	28,188	38,532
Treasury stock, 101 shares at cost	(332)	(332)
Accumulated deficit	(22,215)	(22,215)

Total stockholders’ equity	5,735	16,135

Total capitalization	$5,787	$16,187

SELECTED FINANCIAL INFORMATION

The selected consolidated financial data set forth below have been derived from our consolidated financial statements. These historical results are not necessarily indicative of results to be expected for any future period. You should read the data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related Notes included in this Prospectus

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues:
License revenue	$96	$—	$—	$—	$4,333	$667	$—
Sponsored research revenue	—	—	—	—	900	1,200	300

Total revenues	96	—	—	—	5,233	1,867	300
Costs and expenses:
Research and development	4,047	3,654	5,160	3,422	2,296	2,293	2,393
General and administrative	1,508	1,958	2,501	2,010	854	839	822

Income (loss) from operations	(5,459)	(5,612)	(7,661)	(5,432)	2,083	(1,265)	(2,915)
Other income (expense)	53	144	182	225	259	103	1

Net income (loss)	$(5,406)	$(5,468)	$(7,479)	$(5,207)	$2,342	$(1,162)	$(2,914)

Net income (loss) per common share:
Basic	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.41	$(0.22)	$(0.63)

Diluted	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.40	$(0.22)	$(0.63)

Shares used in computing net income (loss) per share:
Basic	9,276	8,771	8,898	7,017	5,764	5,349	4,654
Diluted	9,276	8,771	8,898	7,017	5,864	5,349	4,654

BALANCE SHEET DATA

	As of September 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
	(unaudited)	(In thousands)
Cash and marketable securities	$6,253	$12,005	$5,563	$4,478	$2,338	$1,385
Working capital	5,570	10,879	4,198	4,037	1,347	513
Total assets	7,072	12,553	5,651	4,551	2,435	1,474
Long-term debt and capital lease obligations	52	57	60	64	67	70
Stockholders’ equity (deficit)	5,735	11,095	4,218	4,039	680	(1,409)

Dividends—none

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and the Company’s Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows contains forward-looking statements based on current management expectations. Meaningful factors that could cause future results to differ materially from such expectations include, without limitation, the following: (i) results from the Company’s ongoing clinical trials, (ii) scientific data collected on the Company’s technologies currently in preclinical research and development, (iii) decisions made by the FDA or other regulatory bodies with respect to the initiation or continuation of human clinical trials, (iv) decisions made by the FDA or other regulatory bodies with respect to approval and to the commercial sale of any of the Company’s proposed products, (v) the commercial acceptance of any products approved for sale and the ability of the Company to manufacture, distribute and sell for a profit any products approved for sale, (vi) the Company’s ability to obtain the necessary patents and proprietary rights to effectively protect its proposed products and technologies, and (vii) the outcome of any collaborations or alliances to be entered into by the Company in the future with pharmaceutical or other biotechnology companies.

Overview

Point is developing small molecule drugs for the treatment of solid tumors, hematologic malignancies, hematopoietic disorders and infectious diseases. Our lead product candidate, PT-100, is an orally active small molecule which, through a novel mechanism of action, has the potential both to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

We believe that PT-100 has a large market opportunity because of its current portfolio of potential applications, including:

•	Cancers: PT-100 could be used in combination with chemotherapeutic agents, monoclonal antibodies, and/or vaccines to treat both solid tumors and hematologic malignancies;

•	Hematopoietic Disorders: PT-100 could be used to treat both neutropenia and anemia; and

•	Infectious Diseases: PT-100 could be used as an adjuvant to enhance the efficacy of certain vaccines.

The strategy of our clinical development program is to develop the full range of commercial applications of PT-100 and to prioritize its fastest-to-market applications. We have initiated a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan® in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. We are also clinically developing PT-100 as a potential therapy for the treatment of hematopoietic disorders. In addition, we from time to time evaluate new technology opportunities to broaden our portfolio of potential products, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, including mergers and acquisitions.

To date, the Company has generated no revenues from product sales and has primarily depended upon equity financings, interest earned on invested funds, and collaboration payments received from pharmaceutical companies to provide the working capital required to pursue its intended business activities. The Company has a net accumulated deficit of $22,215,000 through September 30, 2003. The accumulated deficit has resulted principally from the Company’s efforts to develop drug candidates and the associated administrative costs required to support these efforts. The Company expects to incur significant additional operating losses over the next several years due to its ongoing developmental and clinical efforts. The Company’s potential for future profitability is dependent on its ability to effectively develop its current pharmaceutical product candidate, PT-100, and to license and develop new pharmaceutical compounds.

The Company is the successor of a merger between Point Therapeutics, Inc., a privately held Massachusetts corporation (“Point Massachusetts”), and HMSR Inc., a publicly-traded Delaware corporation (“HMSR”). Point Massachusetts was incorporated in September 1996 as a biopharmaceutical company to develop small molecule drugs. HMSR was incorporated in December 1993 as a Delaware Corporation and from 1994 to May 2001 under the name HemaSure Inc., developed and supplied innovative blood filtration technologies. On May 28, 2001, HMSR sold substantially all of its non-cash assets to a subsidiary of Whatman Plc (“Whatman”), a leader in separations technology, and then changed its name from HemaSure Inc. to HMSR Inc. From May 2001 until the merger on March 15, 2002 (described below) with Point Massachusetts, HMSR’s operations consisted primarily of investigating various strategic business combinations.

On November 15, 2001, HMSR and PT Acquisition Corp., a wholly-owned subsidiary of HMSR formed for the purpose of consummating a merger transaction, entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Point Massachusetts. At that time, HMSR paid Point Massachusetts a $500,000 lock-up fee. The lock-up fee was included when determining the final stock conversion ratio between Point Massachusetts and HMSR, as described below.

On March 15, 2002, HMSR’s stockholders approved a 1-for-10 reverse split of HMSR’s common stock and a name change of HMSR from HMSR Inc. to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the Merger Agreement previously entered into by both parties. In accordance with the terms of the Merger Agreement, immediately prior to the effective time of the merger, and after taking into account the 1-for-10 reverse split with respect to HMSR’s common stock prior to the merger, each share of Point Massachusetts common stock outstanding immediately prior to the effective time of the merger (including all shares of Point Massachusetts preferred stock converted prior to the effective time) was converted into the right to receive 4.16168 shares of HMSR’s common stock. This ratio also took into account the $500,000 HMSR lock-up fee paid on November 15, 2001. In addition, all outstanding options and warrants of Point Massachusetts were converted at the same conversion rate of 4.16168.

As a result of the merger, HMSR acquired all of the outstanding shares of Point Massachusetts capital stock and Point Massachusetts became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition has been treated as the acquisition of HMSR by Point Massachusetts with Point Massachusetts as the acquiror. The historical financial statements of the Company presented prior to March 15, 2002 are those of Point Massachusetts. Point Massachusetts’ capital structure has been restated to reflect all stock issuances as if the merger had taken place prior to all periods presented. In addition, if the merger with HMSR had occurred at the beginning of the periods presented, the effect of the inclusion of HMSR operating results on the financial statements presented would not be material.

For additional information regarding the terms of the merger, refer to the Company’s Form S-4, which was filed with the Securities and Exchange Commission on February 11, 2002.

The Company’s business operations after the merger consist solely of the business previously conducted by Point Massachusetts.

Critical Accounting Policies and Significant Judgments and Estimates

Critical Accounting Policies

In December 2001, the Securities and Exchange Commission (“SEC”) requested that all registrants list their most “critical accounting policies” in Management’s Discussion and Analysis of Financial Condition and Results of Operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of our financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our significant accounting policies are fully described in Note 2 to our consolidated financial statements, included elsewhere in this Registration Statement on Form S-1.

Revenue Recognition

Revenue is deemed earned when all of the following have occurred: all obligations of the Company relating to the revenue have been met and the earning process is complete; the monies received or receivable are not refundable, irrespective of research results; and there are neither future obligations nor future milestones to be met by the Company with respect to such revenue incurred.

Revenues from corporate collaborations are earned based upon research expenses incurred and milestones achieved. Non-refundable payments upon initiation of contracts are deferred and amortized over the period which the company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in each contract. Amounts received in advance of reimbursable expenses are recorded as deferred revenue until the related expenses are incurred. Milestone payments are recognized as revenue in the period in which the parties agree that the milestone has been achieved.

For the year ended December 31, 2000, we recognized $5,233,000 of revenues relating to research and development services performed under our corporate collaboration agreements. We have not recognized any revenue under such agreements during the years ended December 31, 2002 and 2001. Royalty revenue is recognized upon the sale of the related products, provided the royalty amounts are fixed or determinable and collection of the related receivable is reasonably assured.

The Company generated no revenues during the three months ended September 30, 2003. For the nine months ended September 30, 2003, the Company recognized $96,000 of license revenue related to royalties payable to Point as successor to HMSR following the merger. Royalty revenue is recognized upon the sale of the related products, provided the royalty amounts are fixed or determinable and collection of the related receivable is reasonably assured.

Clinical Trial Accrual

The Company accrues the estimated cost of patient recruitment and related supporting functions for its clinical trial as patients are enrolled in the trial. These costs consist primarily of payments made to the clinical centers, investigators and patients for participating in the Company’s clinical trial. As actual or expected costs become known, they may differ from estimated costs previously accrued for and this clinical trial accrual would be adjusted accordingly.

Significant Judgments and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that we make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at our balance sheet date. Such estimates include the carrying value of property and equipment and the value of certain liabilities. Actual results may differ from such estimates.

Results of Operations

The historical financial statements of the Company presented prior to March 15, 2002 are those of Point Massachusetts. Point Massachusetts’ capital structure has been restated to reflect all stock issuances as if the merger had taken place prior to all periods presented. In addition, if the merger with HMSR had occurred at the beginning of the periods presented, the effect of the inclusion of HMSR operating results on the financial statements presented would not be material.

Nine Months Ended September 30, 2003 and September 30, 2002

Revenues

The Company recorded license revenue in the nine-month period ended September 30, 2003 totaling $96,000, representing royalties payable to Point as successor to HMSR following the merger. The Company recorded no revenues during the nine-month period ended September 30, 2002.

Operating Expenses

Research and development expenses increased 10.8% to $4,047,000 for the nine-month period ended September 30, 2003 from $3,654,000 for the nine-month period ended September 30, 2002. The increase was primarily due to higher internal and external costs related to Point’s current clinical program in the nine-month period ended September 30, 2003 offset somewhat by a decrease in external preclinical program costs as compared to the nine-month period ended September 30, 2002.

General and administrative expenses decreased 22.9% to $1,509,000 for the nine-month period ended September 30, 2003 from $1,958,000 for the nine-month period ended September 30, 2002. The decrease was primarily due to costs incurred with the merger with HMSR Inc. which occurred in the first quarter of 2002 and the hiring of a commercial strategy consulting group in the nine-month period ended September 30, 2002.

Interest Income, Net

Interest income, net for the nine-month period ended September 30, 2003 was $53,000 compared to $144,000 in the nine-month period ended September 30, 2002, a decrease of $91,000 or 63.2%. The decrease in interest income for the nine-month period resulted from lower interest rates earned and a lower average invested cash balance in the nine-month period ended September 30, 2003 as compared to the nine-month period ended September 30, 2002.

Net loss

As a result of the foregoing, the Company incurred a net loss of $5,406,000, or $0.58 per share, for the nine-month period ended September 30, 2003 compared to a net loss of $5,468,000, or $0.62 per share, for the nine-month period ended September 30, 2002.

Years Ended December 31, 2002 and December 31, 2001

Revenues

The Company generated no revenues during the years ended December 31, 2002 and December 31, 2001.

Operating Expenses

Research and development expenses increased 50.8% to $5,160,000 for the year ended December 31, 2002 from $3,422,000 for the year ended December 31, 2001. The increase was primarily due to costs associated with the ongoing PT-100 clinical program and preclinical research and development efforts in the Company’s hematopoietic and anti-tumor programs.

General and administrative expenses increased 24.4% to $2,501,000 for the year ended December 31, 2002 from $2,010,000 for the year ended December 31, 2001. The increase was primarily due to an increase in needed internal support and external costs associated with the Company becoming a public entity on March 15, 2002 as a result of the merger between Point Massachusetts and HMSR Inc. and the hiring of a consulting group to assist the Company in developing an optimal commercialization strategy for PT-100.

Interest Income, Net

Interest income, net, for the year ended December 31, 2002 was $183,000 compared to $225,000 for the same period in 2001, a decrease of $42,000 or 18.7%. The decrease resulted from lower interest rates earned on the invested cash balance in 2002 as compared to the same period in 2001, offset in part by a higher invested cash balance compared to the same period in 2001.

Net loss

As a result of the foregoing, the Company incurred a net loss of $7,479,000, or $0.84 per share, for the year ended December 31, 2002 compared to a net loss of $5,207,000, or $0.74 per share, for the year ended December 31, 2001.

Years Ended December 31, 2001 and December 31, 2000

Revenues

The Company generated no revenues during the year ended December 31, 2001. For the year ended December 31, 2000, the Company generated $4,333,000 in license revenue and $900,000 in sponsored research revenue in connection with its collaboration with a pharmaceutical company. The collaboration was terminated in June 2000.

Operating Expenses

Research and development expenses increased 49.0% to $3,422,000 for the year ended December 31, 2001 from $2,296,000 for the year ended December 31, 2000. The increase was primarily due to costs associated with the PT-100 clinical program which was initiated in 2001.

General and administrative expenses increased 135.4% to $2,010,000 for the year ended December 31, 2001 from $854,000 for the year ended December 31, 2000. The increase was primarily due to legal costs incurred during 2001 in connection with the merger which took place on March 15, 2002.

Interest Income, Net

Interest income, net for the year ended December 31, 2001 was $225,000 compared to $259,000 for the same period in 2000, a decrease of $34,000 or 13.1%. The decrease resulted from lower interest rates earned on the invested cash balance in 2001 as compared to the same period in 2000, offset in part by a higher invested cash balance compared to the same period in 2001.

Net Income (Loss)

As a result of the foregoing, the Company incurred a net loss of $5,207,000, or $0.74 per share, for the year ended December 31, 2001 compared to net income of $2,342,000, or $0.41 per share, for the year ended December 31, 2000.

Liquidity and Capital Resource

The Company has financed its operations since inception principally through private placements of equity securities and collaboration payments received from pharmaceutical companies. Since the Company’s inception in September 1996, the Company has raised approximately $12,500,000, net of costs of raising capital, in private equity financings and $7,500,000 from licensing and sponsored research collaborations with pharmaceutical companies. In addition, the Company received $14,335,000 as a result of the merger between Point Massachusetts and HMSR, including a $500,000 lock-up fee received upon the signing of the Merger Agreement. The Company has also received $961,000 from interest earned in invested cash balances.

At September 30, 2003, the Company’s cash and cash equivalents decreased $5,752,000 as compared to December 31, 2002. The decrease was primarily due to $5,738,000 used in operations for the nine-month period ended September 30, 2003, primarily to fund the clinical program for PT-100 and other research and development initiatives. The Company also increased its investment in office and laboratory equipment by $9,000 from $413,000 at December 31, 2002 to $422,000 at September 30, 2003. The increase resulted from purchases of computers and furniture. The Company currently plans to spend approximately $50,000 during the remainder of 2003 on office and laboratory equipment.

At September 30, 2003, the Company had $6,253,000 in cash and cash equivalents. The Company currently anticipates that its existing capital resources along with the net financing proceeds received on October 3, 2003 from a private placement of securities of approximately $10,600,000, less additional expenses of $200,000 for the registration of the shares and interest to be received on invested cash balances should enable it to maintain current and planned operations through the end of 2004. The Company is currently considering several strategic options in order to ensure the continued funding of its operations including, but not limited to, the sale of securities in both public and private offerings as the markets allow, raising additional funds through corporate collaborations, and merger and acquisition activities and consolidations.

Since inception, the Company has incurred $21,410,000 in expenses on research and development activities. Almost all of the Company’s research and development efforts have been focused on the preclinical and clinical development of PT-100 for the treatment of solid tumors, hematologic malignancies and hematopoietic disorders. The Company has no other material research and development programs, and thus the $21,410,000 disclosed for research and development in the Company’s financial statements has primarily been directed towards developing PT-100. PT-100 is currently being tested in combination with Rituxan® for safety and efficacy in a Phase 1/ 2 human clinical study in patients with hematologic malignancies, such as non-Hodkin’s lymphoma and chronic lymphocytic leukemia. The Company is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. The Company recently completed a Phase 1 human clinical study in which patients undergoing chemotherapy were treated with PT-100 for neutropenia. The Company cannot predict whether the results of further testing will be successful or will result in FDA approvals. Thus, due to the uncertainties inherent in clinical testing and the regulatory process, the Company is not able to estimate at this time when PT-100 may be commercially available for any application, if at all, nor the costs associated with completing the clinical trial process.

The Company had no off-balance sheet arrangements as of September 30, 2003.

On October 3, 2003, the Company closed on a private placement of 5,600,001 shares of common stock at a price of $2.00 per share and five-year warrants to purchase an additional 2,800,000 shares of common stock at a price of $2.66 per share. The per unit purchase price represented a 12.5% discount to the average closing price of the Company’s common stock for the five trading days immediately preceding September 10, 2003, the date on which the offering commenced. Total gross proceeds were $11,200,000 with costs of approximately $600,000 resulting in net proceeds to the Company of $10,600,000, less additional expenses of $200,000 for the registration of the shares. In addition, upon closing of the financing on October 3, 2003, the Company recorded and paid bonuses to all employees totaling approximately $414,000.

The Company’s expectations regarding its rate of spending and the sufficiency of its cash resources over future periods are forward-looking statements. The Company’s funding requirements are expected to increase over the next several years as the Company continues with the clinical development of PT-100 and initiates human clinical trials for additional clinical indications for PT-100 and additional product candidates. The rate of spending and sufficiency of such resources will be affected by numerous factors including the success of the Company’s clinical trials and the rate of acquisition of new products and technologies. Success in early-stage clinical trials or acquisition of new products and technologies would lead to an increase in working capital requirements. The Company’s actual cash requirements may vary materially from those now planned because of the results of research and development, clinical trials, product testing, relationships with strategic partners, acquisition of new products and technologies, changes in the focus and direction of the Company’s research and development programs, competitive and technological advances, the process of obtaining United States Food and Drug Administration or other regulatory approvals and other factors.

Contractual Obligations

As of September 30, 2003, we had future payments required under contractual obligations and other commitments approximately as follows:

	Q4 2003	2004	2005	2006	2007	2008	Thereafter
Operating Leases	$43,013	$172,051	$58,721	$—	$—	$—	$—
Licensing Obligations	—	10,000	10,000	10,000	10,000	10,000	37,895

Total Future Obligations	$43,013	$182,051	$68,721	$10,000	$10,000	$10,000	$37,895

In addition, in connection with the sublease for the Company’s offices at 125 Summer Street in Boston, the Company issued a letter of credit on April 11, 2002 in the amount of $80,168. The letter of credit is renewable annually on April 11th for the term of the sublease with the landlord.

New Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and Issue 94-3 relates to SFAS 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity’s commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3.

This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS 146 has no impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS 148 amends SFAS 123 “Accounting for Stock-Based Compensation”, to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion (APB) No. 28 “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS 148 does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of APB No. 25 “Accounting for Stock Issued to Employees”. SFAS 148 became effective for fiscal years ending after December 15, 2002. The Company has elected to continue to account for employee stock-based compensation using the intrinsic value method as described in APB No. 25 and therefore, the adoption of SFAS No. 148 did not have a material impact on the Company’s results of operations in 2002.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” The primary objective of the Interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights. Such entities are known as variable-interest entities (VIEs). Although the FASB’s initial focus was on special-purpose entities (SPEs), the final guidance applies to a wide range of entities. FIN 46 applies to new entities that are created after the effective date, as well as applies to existing entities. The FIN is effective to preexisting entities as of the beginning of the first interim period beginning after June 15, 2003, and to any new entities beginning February 1, 2003. Once it goes into effect, FIN 46 will be the guidance that determines (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, or other existing authoritative guidance, or, alternatively, (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. The Company does not expect FIN 46 to have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not anticipate that the adoption of SFAS No. 150 will have a material effect on the Company’s results of operations or financial position.

BUSINESS

Point is developing small molecule drugs for the treatment of solid tumors, hematologic malignancies, hematopoietic disorders and infectious diseases. Our lead product candidate, PT-100, is an orally active small molecule which, through a novel mechanism of action, has the potential both to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

We believe that PT-100 has a large market opportunity because of its current portfolio of potential applications, including:

•	Cancers: PT-100 could be used in combination with chemotherapeutic agents, monoclonal antibodies, and/or vaccines to treat both solid tumors and hematologic malignancies;

•	Hematopoietic Disorders: PT-100 could be used to treat both neutropenia and anemia; and

•	Infectious Diseases: PT-100 could be used as an adjuvant to enhance the efficacy of certain vaccines.

The strategy of our clinical development program is to develop the full range of commercial applications of PT-100 and to prioritize its fastest-to-market applications. We have initiated a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan® in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. We are also clinically developing PT-100 as a potential therapy for the treatment of hematopoietic disorders. In addition, we from time to time evaluate new technology opportunities to broaden our portfolio of potential products, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, including mergers and acquisitions.

Common Mechanism of Action

PT-100’s current portfolio of potential applications share a common mechanism of action. See Figure 1 below. PT-100 interacts with a target enzyme that we currently believe is Fibroblast Activation Protein (FAP) located primarily in the bone marrow, the spleen, the lymph nodes and the stroma surrounding solid tumors. This interaction we believe stimulates the production of soluble proteins known as cytokines, growth factors and chemokines, which, in turn, cause enhanced immune system effector cell expansion and chemoattraction (the migration of immune system effector cells to a specific site). In the case of tumors, this cell expansion and chemoattraction can facilitate cytotoxicity, or tumor cell death.

Figure 1

Cancer

PT-100 stimulates the production of a variety of cytokines and chemokines (for example, G-CSF, IL-1ß, IL-6, IL-8, IP-10 and Mig) that promote innate immunity by causing an increase in the production and/or activity of immune system effector cells such as neutrophils, macrophages and natural killer cells. This cytokine and chemokine response to PT-100 also enhances the development of acquired immunity by increasing the proliferation and activity of antigen-specific cytolytic T-lymphocytes and memory T cells. In addition, the chemokines that are up-regulated by PT-100 also cause the effector cells of both innate and acquired immunity to migrate into a tumor, thereby facilitating an immune attack that can eventually lead to tumor death. See Figure 2 below.

Figure 2

Because the anti-tumor activity of PT-100 is mediated by stimulating the immune system to mount an attack against the tumor, PT-100 is different from conventional chemotherapeutic agents that kill tumors directly. We believe that PT-100 could be incorporated into many existing chemotherapy regimens that are used to treat solid tumors. Used in combination with chemotherapy, PT-100 may be able to stimulate an independent mechanism of attack on the tumor, thereby resulting in a more effective treatment than that provided by chemotherapy alone.

In addition, we believe that PT-100 can enhance the therapeutic effects of monoclonal antibodies (MAbs) against a tumor through the mechanism known as antibody-dependent cell-mediated cytotoxicity. We believe that by causing an increase in both the innate and acquired immune effector cells and by facilitating, through enhanced chemokine activity, the migration of effector cells to the tumor sites, PT-100 can improve the efficacy of a number of different monoclonal antibodies. Such antibodies include Rituxan® in certain hematological malignancies and Herceptin® in certain breast cancer solid tumors. See Figure 3 below.

Figure 3

Hematopoietic Disorders

Hematopoietic disorders are medical conditions characterized by an abnormally high or low level of mature blood cells. The different types of mature blood cells include neutrophils, red blood cells, T and B lymphocytes (types of white blood cells) and platelets, each of which plays an important role in the body. For example, neutrophils are the body’s first defense against infection. A person with an abnormally low level of neutrophils (a condition known as neutropenia) is at an increased risk of developing an infection.

Various diseases and disease treatments can suppress the body’s production of blood cells, causing hematopoietic disorders. For example, chemotherapy targets cell types that grow rapidly, such as tumor cells, and destroys them. However, an unwanted side effect of chemotherapy is the loss of neutrophils, red blood cells and other blood cell types. This occurs because the levels of blood cells, particularly those of neutrophils and red blood cells, are maintained by rapid cell growth, and as a result, their hematopoietic progenitor cells are especially sensitive to chemotherapy. Cancer patients receiving chemotherapy are, therefore, vulnerable to neutropenia, anemia and other hematopoietic disorders.

We believe that PT-100 stimulates the production of a variety of cytokines and growth factors that promote the growth of primitive hematopoietic progenitor cells and more mature progenitor cells that are committed to forming red and white blood cells. Furthermore, by expanding both the red and white cell progenitors, and by promoting the differentiation of neutrophils, we believe that PT-100 could aid in the regeneration of blood cells that are lost as a result of chemotherapy. See Figure 4 below.

Figure 4

Infectious Diseases

Effective vaccination against infectious agents with protein or peptide antigens requires the co-administration of an adjuvant, the role of which is to enhance the body’s specific immune response. We believe that the biological activity of PT-100 gives it these adjuvant properties. The cytokines and chemokines that are produced in response to PT-100 administration can, potentially, enhance both antigen-presentation to naïve T cells and the co-stimulation of antigen specific T cells. We believe that immunity to infectious agents may be significantly enhanced by the incorporation of PT-100 into vaccination regimens.

Proof of Principle

Cancer

We have shown in a variety of well-accepted mouse tumor models that PT-100 given orally can inhibit the growth of certain established tumors. In addition, when PT-100 is administered shortly after certain strains of mice have been exposed to a tumor, tumor rejection rates can exceed 50%. We have also shown that mice which rejected a tumor after early treatment with PT-100 displayed specific immunity when rechallenged by that tumor.

We have also demonstrated in preclinical models that PT-100, when used in combination with any one of several chemotherapeutic agents (Taxol®, cisplatin, 5-fluorouracil and gemcitabine), produced slower growth in certain established tumors than either PT-100 or the chemotherapeutic agent used by itself, and produced a higher frequency of tumor rejection than the chemotherapeutic agent used by itself. We have also shown in preclinical models that PT-100, when used in combination with either of the monoclonal antibodies Rituxan® or Herceptin®, resulted in slower tumor growth than either PT-100 or the monoclonal antibody used by itself.

Hematopoietic Disorders

In well-accepted mouse models of neutropenia, we have demonstrated that PT-100 significantly accelerated neutrophil recovery in mice following treatment with chemotherapy. In addition, the effect on the rate of neutrophil regeneration was achieved at microgram doses of PT-100 after only a few days of administration. This supports other observations we have made, namely, that PT-100 acts to stimulate hematopoietic cell growth and differentiation in vivo in mice and in vitro in cultures of primitive hematopoietic progenitor cells.

We have also tested PT-100 in an animal model of acute hemolytic anemia in which mature red blood cells were destroyed by a chemical treatment. Results of these experiments demonstrated that mice pretreated with PT-100 developed less prolonged anemia due to significantly faster recovery of mature red blood cells than in the control animals. In addition, committed progenitors of red blood cells were substantially increased in PT-100-treated mice. We have also performed further tests of PT-100 in mice treated with a chemotherapeutic agent that caused anemia by the destruction of hematopoietic progenitor cells. When we started PT-100 treatment immediately after chemotherapy had been administered, we observed accelerated recovery of committed red blood cell progenitors together with a reduction in the overall severity of anemia.

Infectious Diseases

We have shown that oral administration of PT-100 in combination with the injection of antigenic peptides can substantially stimulate the induction of specific T-cell immunity when compared to the antigenic peptides administered alone. The peptide immunizations we have investigated include well-accepted mouse models for viral immunity, and the type of T-cell response that PT-100 stimulates is known to protect against infection. The adjuvant activities of PT-100 observed to date include: (1) the induction of significant and durable immunity to peptide antigens that when given alone barely elicit detectable responses, and (2) the establishment of immunological memory.

Clinical Development

Phase 1 Safety Studies

We have completed single and multiple dose tolerance studies of PT-100 in healthy volunteers which showed the drug to be well-tolerated.

Phase 1/2 Monoclonal Antibody Combination Study

We are currently conducting a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan® in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. The study was initiated in June 2003 and has a primary endpoint of maximum tolerated dose and a secondary endpoint of tumor response. We currently intend to complete this study in the first calendar half of 2004.

Phase 1 Chemotherapy-Induced Neutropenia Study

We have also successfully completed a Phase 1 chemotherapy-induced neutropenia study in which PT-100 was well-tolerated up to and including a 1200 microgram daily dose administered over a seven-day period. The study was designed to observe the safety of PT-100 in cancer patients receiving chemotherapy and to measure blood levels of neutrophils and important biological mediators of hematopoiesis, such as G-CSF, IL-6 and IL-8. Subjects received two 21-day cycles of chemotherapy. Each subject’s duration of severe neutropenia (a condition which increases a subject’s risk of severe infection) in the first cycle of chemotherapy, where patients did not receive PT-100, was compared to the duration of severe neutropenia in the second cycle, when PT-100 was administered.

The greatest biological activity was observed in patients receiving a daily dose of 800 micrograms of PT-100 administered on the second through the eighth day following the administration of chemotherapy. In the 800 microgram cohort, we observed a median improvement of two days in the duration of severe neutropenia and a 60% median reduction in the duration and severity of neutropenia in seven patients. See Figure 5 below. We also observed an increased level of cytokines and chemokines.

Figure 5

We intend to continue to study the hematopoietic effects of PT-100 in a Phase 2 study combining PT-100 with a chemotherapeutic agent. Because of the increased cytokine and chemokine activity we observed in our Phase 1 chemotherapy-induced neutropenia study, we believe PT-100 could be used as both an antitumor agent and to treat neutropenia and anemia resulting from chemotherapy.

In the first calendar half of 2004, we currently intend to initiate two Phase 2 human clinical studies to test the efficacy of PT-100 in combination with different chemotherapeutic agents in patients with solid tumors, evaluating both the antitumor and hematopoietic effects of the combination therapies. In calendar 2004, we also currently intend to initiate a Phase 2 human clinical study to test the efficacy of PT-100 in combination with Rituxan® in patients with certain hematologic malignancies.

To date, Point has not submitted PT-100 or any other product to the FDA for marketing approval. Due to risks and uncertainties inherent in clinical testing and the regulatory process, Point is not able to estimate at this time when PT-100 may be submitted to the FDA for marketing approval or be commercially available for any application, if at all.

Competitive Advantages

If Point is able to obtain FDA approval to market PT-100 for the treatment of cancer and/or hematopoietic disorders in cancer patients undergoing chemotherapy, we believe that PT-100 may have clinical and competitive advantages over currently available products.

•	PT-100 has the potential to inhibit the growth of malignant tumors and reconstitute the hematopoietic system, positioning PT-100 uniquely in the cancer market place as a first-in-class drug.

•	PT-100 has the potential to be used in both solid tumors and hematologic malignancies and in combination with a range of chemotherapies, monoclonal antibodies and various forms of immunotherapy.

•	If it demonstrates efficacy in such treatments, PT-100 could be administered orally in tablet form as opposed to by injection or other means of drug administration that are generally used for currently available products for the treatment of cancer or hematopoietic disorders.

•	As a chemically-synthesized small molecule, PT-100 is easier and cheaper to manufacture than the large, complex proteins made in biological systems which are currently the products available for the treatment of neutropenia and anemia.

Intellectual Property

Protection of Point’s compounds and technology owned or licensed by Point is essential to Point’s business. Point’s policy is to protect its technology by, among other things, filing or causing to be filed on its behalf, patent applications for technology relating to the development of its business.

In May 1997, Point Massachusetts entered into a license agreement with the Tufts University School of Medicine (“Tufts”). Under the Tufts license agreement, Point has been granted exclusive, worldwide rights to the boroproline family of small molecule compounds, including PT-100. In return, Point paid Tufts a non-refundable license fee and issued to Tufts and its designees a total of 90,459 shares of the Company’s common stock. In addition, Point is required to pay Tufts a minimum annual payment of $20,000; clinical-based milestone payments; royalties on net sales of products covered by the license; and a percentage of milestone payments received by Point from any sublicensor of the Tufts patents or technology. The Tufts license agreement remains in effect until the later of the date of the last-to-expire patents, or 15 years from the date of initial commercial sale of a licensed product. See “Risk Factors—If Tufts University School of Medicine terminates Point’s license, Point could experience delays or be unable to complete the development and commercialization of its potential products.”

The license from Tufts includes five issued U.S. patents, four pending U.S. patent applications and corresponding foreign patents and patent applications in major commercial markets. Among these are patents and patent applications covering Point’s PT-100 stereoisomer which will expire in 2011 (without giving effect to any possible extensions based on regulatory review periods which could increase the U.S. patent terms).

Additionally, Point has three issued U.S. patents, seven pending U.S. patent applications and corresponding foreign patents and patent applications in major commercial markets. Among these are patents and patent applications relating to treatment of cancer using combinations of PT-100 with other anti-tumor agents, treatment of hematopoietic disorders, and treatment of infectious diseases in combination with antigens, all expiring in 2018 or after.

The following trademarks are mentioned in this Prospectus: HemaSure, r/LS, LeukoNet, PT-100 and Point Therapeutics.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of pharmaceuticals and in Point’s ongoing research and development activities. All of Point’s products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state, statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained for any of Point’s products, may be limited in scope, which may significantly limit the indicated uses for which Point’s products may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

The following paragraphs provide a general overview of the approval process for a new drug.

Investigational new drug application. If a company wants to test a new drug in human patients, an IND must be prepared and filed with the FDA to request FDA authorization to begin human testing of the drug. The IND becomes effective if not put on clinical hold by the FDA within 30 days. In addition, an Institutional Review Board, comprised in part of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the study protocol and monitor the study on an ongoing basis. The FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical trials. Clinical trials typically are conducted in three sequential phases, Phases 1, 2 and 3. These phases may be compressed, may overlap or may be omitted in some circumstances.

—Phase 1 clinical trials. After an IND becomes effective, Phase 1 human clinical trials can begin. These studies evaluate a drug’s safety profile and the range of safe dosages that can be administered to the patient, including the maximum tolerated dose that can be given to a patient with the target disease. Phase 1 studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body and duration of its action.

—Phase 2 clinical trials. Phase 2 clinical trials of drugs typically are designed to evaluate the potential effectiveness of the drug on patients with specific types and stages of disease or medical condition and to further ascertain the safety of the drug at the dosage given in a larger patient population.

—Phase 3 clinical trials. In Phase 3 clinical trials, the drug is usually tested in a controlled randomized trial comparing the investigational new drug to an approved form of therapy in an expanded and well defined patient population and at multiple clinical sites. The goal of these studies is to obtain definitive statistical evidence of safety and efficacy of the investigational new drug regimen as compared to an approved standard treatment in defined patient populations with a given disease and stage of illness.

New drug application. After completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a New Drug Application, or NDA, is prepared and submitted for the FDA to review. The NDA must contain all of the essential information on the drug gathered to that date, including data from clinical trials, and the content and format of an NDA must comply with all FDA regulations. Accordingly, the preparation and filing of an NDA is a major undertaking for a company.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information from the sponsor rather than accepting an NDA for filing. In such an event, the NDA must be submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation, but gives great weight to it. If the FDA evaluations of both the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA’s evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

Other regulatory requirements. Any products Point manufactures or distributes under FDA approvals would be subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practice regulations, which impose procedural and documentation requirements upon Point and any third party manufacturers Point utilizes.

Point is also subject to numerous other federal, state, local and foreign laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Point may incur significant costs to comply with such laws and regulations now or in the future. In addition, Point cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Approvals outside of the United States. Point will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of its products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. Point cannot make assurances that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of Point include, among others, major pharmaceutical companies, specialized biotechnology companies, and universities and other research institutions. In the treatment of cancer, because PT-100 could be used in combination with a range of chemotherapies and monoclonal antibodies, we believe that our principal competitors would include not only those marketing products or technologies that could be used in combination with existing chemotherapies and monoclonal antibodies but also those marketing products or technologies competing with the underlying chemotherapies and monoclonal antibodies with which PT-100 would be combined. Point could also have a number of direct competitors in the treatment of hematopoietic disorders.

The following sections describe the products with which PT-100 would likely compete if it were to be approved for marketing as a combination therapy with Rituxan® for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia and as a treatment for hematopoietic disorders in cancer patients undergoing chemotherapy, currently the Company’s two most advanced clinical indications. Based on SEC filings and analyst reports of public companies, Point believes that the annual sales of drugs that treat non-Hodgkin’s lymphoma and chronic lymphocytic leukemia currently exceed $1 billion and annual sales of drugs that treat chemotherapy-induced hematopoietic disorders currently exceed $4 billion.

Treatment of Certain Cancers

Any products or technologies that are directly or indirectly successful in addressing the causes or incidence of non-Hodgkin’s lymphoma or chronic lymphocytic leukemia could negatively impact the potential market for PT-100 if they are approved as an antitumor agent given in combination with Rituxan®.

In the non-Hodgkin’s lymphoma market, IDEC received marketing approval from the FDA and began commercial shipments in late March 2002 for Zevalin® (ibritumomab tiuxetan), a product which could also potentially compete with Rituxan®. In addition, Corixa Corporation received marketing approval from the FDA on June 27, 2003 for Bexxar® (tositumomab and iodine I 131 tositumomab), a drug which may potentially compete with Rituxan®. Both Zevalin™ and Bexxar® are radiolabeled molecules while Rituxan® is not. We are also aware of other potentially competitive small molecule and biologic therapies for non-Hodgkin’s lymphoma in development.

In the chronic lymphocytic leukemia market, ILEX Pharmaceuticals, L.P. and Berlex Laboratories have received marketing approval for Campath® (alemtuzumab), a monoclonal antibody which we believe is the only currently approved drug therapy for advanced chronic lymphocytic leukemia. We are also aware of other potentially competitive small molecules and biologic therapies for chronic lymphocytic leukemia in development.

Treatment of Neutropenia

Any products or technologies that are directly or indirectly successful in addressing the causes or incidence of low levels of neutrophils could negatively impact the potential market for PT-100 if it is approved for the treatment of neutropenia in cancer patients undergoing chemotherapy treatment. These include products that could receive approval for indications similar to those for which Point plans to seek for PT-100, development of chemotherapy treatments that are less myelosuppressive than existing treatments and the availability of anti-cancer modalities that reduce the need for myelosuppressive chemotherapy.

Currently, the primary product marketed for the treatment of neutropenia in cancer patients undergoing chemotherapy treatment is granulocyte-colony stimulating factor. Amgen, Inc. markets the injectible neutrophil stimulant product, Neupogen®, as an adjunct to chemotherapy in the United States, countries of the European Union (“EU”), Canada, and Australia. Neupogen® is a recombinant-methionyl human granulocyte colony- stimulating factor (“G-CSF”). Also, Neulasta®, a polyethylene glycol molecule which extends the half-life of Neupogen® to a once per chemotherapy cycle dose administration, by Amgen, Inc. was approved for marketing in 2002. Chugai markets a G-CSF product in Japan as an adjunct to chemotherapy. Chugai and Aventis market a G-CSF product in certain EU countries as an adjunct to chemotherapy. Chugai, through its licensee, AMRAD, markets this G-CSF product in Australia as an adjunct to chemotherapy. Under an agreement with Amgen, Chugai is precluded from selling its G-CSF product in the U.S., Canada and Mexico.

In addition, Schering AG markets a competing injectible CSF product, granulocyte macrophage colony stimulating factor (“GM-CSF”) in the U.S. as an adjunct to chemotherapy treatments for acute non-lymphocytic leukemia and acute myelogenous leukemia. Novartis AG markets another GM-CSF product for use in bone marrow transplant patients and as an adjunct to chemotherapy in the EU and certain other countries. This GM-CSF product is currently being developed for similar indications in the U.S. and Canada. Nartograstim, a modified G-CSF protein, is sold by Kyowa Hakko Kogyo Co., Ltd. in Japan.

Treatment of Anemia

If Point develops and obtains FDA approval to market PT-100 for the treatment of chemotherapy-induced anemia, any products or technologies that are directly or indirectly successful in addressing the causes or incidence of low levels of red blood cells caused by chemotherapy could negatively impact the potential market for PT-100 of this indication. Currently, Johnson & Johnson markets the erythropoietin drug Procrit® for the treatment of anemia associated with chemotherapy. Amgen also markets Aranesp®, an erythropoiesis stimulating protein which requires less frequent dosing than the existing therapies. Also, Aventis, S.A. and Transkaryotic Therapies, Inc. are currently developing a gene-activated erythropoietin drug.

Scientific Advisory Board and Certain Key Consultants

Point’s scientific advisors and consultants regularly interact with Point to assess Point’s scientific and medical direction, to review development progress, and to assess new technologies relevant to Point’s development efforts. Point’s scientific advisors and consultants are leading clinicians and researchers from major medical and academic centers in the United States.

The following persons serve as members of Point’s Scientific Advisory Board:

•	Paul Allen, Ph.D., Professor of Pathology, Washington University School of Medicine. Dr. Allen received his Ph.D. in Immunology from the University of Michigan in 1981. His postdoctoral training was performed at Harvard Medical School, and he joined the Washington University faculty in 1985. His research involves the T cell recognition of antigens, with an emphasis on autoimmune responses and tumor immunotherapy.

•	Richard Benjamin, MBChB, Ph.D., Chief Medical Officer of the American Red Cross, New England Region. Dr. Benjamin also serves as an Assistant Professor of Pathology at Harvard Medical School and is a member of the Joint Program in Transfusion Medicine. He received his medical training at the University of Cape Town, South Africa, followed by doctoral studies in Immunology at Cambridge University, England. Thereafter, he undertook post-doctoral studies on the molecular mechanisms of antigen presentation at Stanford University, before initiating Hematopathology and Transfusion Medicine training at the Brigham and Women’s Hospital. His research is focused clinically on technologies to improve the safety and efficacy of transfusion.

•	Herman Eisen, M.D., Professor Emeritus, Department of Biology and Center for Cancer Research, Massachusetts Institute of Technology. Dr. Eisen has been teaching and conducting research at the MIT Department of Biology and Center for Cancer Research since 1973. Since 1977, he has held multiple special appointments with the National Academy of Sciences and the National Cancer Institute. In 1997 he was honored with a Lifetime Service Award by the American Association of Immunologists. He received his M.D. from New York University.

•	Alfred Goldberg, Ph.D. Professor of Cell Biology, Harvard Medical School. Dr. Goldberg’s laboratory has conducted research with respect to the mechanisms and regulation of protein breakdown in animal and bacterial cells. He has consulted widely in the pharmaceutical and biotechnology industries and has served on the scientific advisory boards of Biogen, Tanox, and Proscript, as well as on the editorial board of several major journals of biochemistry and physiology. Among his honors is the 1998 Novartis-Dew Award for biomedical research. Dr. Goldberg received his Ph.D. from Harvard University.

•	Robert T. Schooley, M.D. Professor of Medicine, Head of the Division of Infectious Diseases for the Health Sciences Center, University of Colorado. Dr. Schooley received his M.D. in 1974 from The Johns Hopkins University School of Medicine in Baltimore, Maryland. He has subsequently held several clinical and academic positions at the National Institutes of Health and at the Harvard Medical School, and his research concentrates on immunology and infectious diseases. Dr. Schooley joined the faculty of the University of Colorado Health Sciences Center in 1990.

•	Barbara Wallner, Ph.D. Former Senior Vice President, Research and Development, and Chief Scientific Officer at Point. Dr. Wallner has also held senior positions at each of ImmuLogic Pharmaceutical Corporation, Biogen, Inc and BioTransplant Inc. Dr. Wallner currently serves as a consultant to Point.

The following persons are key consultants of Point:

•	George Demetri, M.D. Director, Center for Sarcoma and Bone Oncology, Dana Farber Cancer Institute, and Associate Professor of Medicine, Harvard Medical School.

•	Richard Flavell, M.D. Chairman, Section of Immunobiology, Howard Hughes Medical Institute, Yale University.

•	Bruce Walker, M.D. Director of AIDS Research Center, Massachusetts General Hospital, and Professor of Medicine, Harvard Medical School.

Former Business of the Company

The Company is a successor of a merger between Point Therapeutics, Inc., a privately held Massachusetts corporation (“Point Massachusetts”), and HMSR Inc., a publicly-traded Delaware corporation (“HMSR”). Point Massachusetts was incorporated in September 1996 as a biopharmaceutical company to develop small molecule drugs. HMSR was incorporated in December 1993 and from 1994 to May 2001 operated under the name HemaSure Inc.

In April 2000, HMSR was notified that the American Red Cross, HMSR’s largest customer, was suspending use of HMSR’s r/LS System pending the outcome of an investigation of a small number of non-critical adverse reactions in patients who had received a transfusion of blood filtered with the r/LS System. In September 2000, HMSR was notified that the American Red Cross terminated its supply contract for the r/LS System based on the extended period of time taken to prove product improvements resolved these reactions. In August 2001, HMSR and the American Red Cross signed a termination and release agreement in connection with the supply contract between the two parties. The agreement provided for HMSR to pay the American Red Cross $600,000 and the release of any and all claims that either party may have against the other, with certain exceptions.

In March 2001, HMSR signed a termination and release agreement with Gambro BCT (HMSR’s exclusive distributor of its r/LS System worldwide, except for sales to the American Red Cross), effective November 2000, which ended the distribution and development agreement. In consideration for HMSR’s inventory (net book value at December 31, 2000 of $332,000) of products bearing Gambro’s company name, and by way of complete resolution of all issues outstanding between HMSR and Gambro, Gambro agreed to return 101,169 shares of common stock with a fair market value at closing of $332,000.

The termination of the purchase contract by the American Red Cross and the distribution and development agreement with Gambro had an adverse impact on HMSR’s ability to generate revenues from the sale of HMSR’s r/LS System and on HMSR’s supply contracts with manufacturers of key components to the r/LS System. On May 29, 2001, HMSR sold substantially all of its non-cash assets to Whatman BioScience Inc., a Massachusetts corporation and a subsidiary of Whatman plc, an English corporation, pursuant to the terms of an Asset Purchase Agreement by and among HMSR, Whatman and Whatman plc, dated as of February 3, 2001 and amended on April 2, 2001. The sale and the name change of HemaSure Inc. to HMSR Inc. were approved at the special meeting of stockholders of HMSR held on May 21, 2001. On June 6, 2001, HMSR announced that stockholders of HMSR had voted in favor of the sale of the non-cash assets to Whatman and that it had changed its name from HemaSure Inc. to HMSR Inc.

Under the terms of the Asset Purchase Agreement, Whatman acquired substantially all of the non-cash assets of HMSR for consideration which included a potential royalty payment in the amount of 4% on sales by Whatman or its affiliates of filtration products using HMSR’s technology. The royalty payments were subject to a maximum, aggregate amount of $12 million and were subject to certain reductions set forth in the Royalty Agreement, dated as of May 29, 2001, by and among HMSR, Whatman and Whatman plc, including any damages and certain settlement amounts paid by Whatman related to certain patent litigation with Pall Corporation. In March 2003, Whatman sold the non-cash assets it had previously purchased from HemaSure to Pall Corporation. In connection with that sale, the ongoing patent litigation among Pall Corporation, Whatman and HMSR was settled, and the litigation was dismissed, with prejudice, in the United States District Court in the Eastern District of New York and the District of Colorado. From March 15, 2002, the effective date of the merger of HMSR and Point Massachusetts through March 5, 2003, the effective date of the sale of the Whatman assets to Pall Corporation, approximately $100,000 of net royalties was accrued and is payable to HMSR under the Royalty Agreement.

In connection with the Whatman transaction, HMSR retained certain liabilities, including, without limitation, (i) any liabilities under any benefit plan of HMSR, (ii) tax liabilities incurred which relate to periods prior to the closing of the Whatman transaction, (iii) accounts payable arising prior to the closing of the Whatman transaction, (iv) any liabilities of HMSR owed to HMSR’s security holders in their capacity as security holders of HMSR, and (v) any liabilities of HMSR owed to Gambro Inc. or Sepracor, Inc. arising or resulting from their respective contractual relationships with HMSR.

After the sale to Whatman and before the merger with Point Massachusetts, HMSR’s continuing operations consisted of general and administrative expenses to operate a shell company and to investigate various strategic business combinations.

Employees

As of December 10, 2003, Point employed 17 persons, of which five were engaged in clinical development, seven were engaged in research and development and five in administration and finance. All of Point’s employees have signed an agreement which prohibits the disclosure of confidential information to anyone outside Point and assigns to Point any ideas, developments, discoveries, and inventions made. None of Point’s employees are covered by a collective bargaining agreement, and Point has experienced no work stoppage. Point considers its employee relations to be good.

Facilities

Since May 1997, Point has subleased approximately 3,000 square feet of office and laboratory space in Boston, Massachusetts from New England Medical Center (“NEMC”). NEMC is affiliated with Tufts, from which Point licenses certain technology, and is a stockholder of Point. The base rent (including operating expenses and taxes) is approximately $180,000 per year. Point currently holds no written sublease and is a tenant-at-will. Although Point is not aware of any plan or threatened termination by NEMC of the lease arrangement, Point can make no assurances that NEMC will not terminate the sublease arrangement. In the event that NEMC were to terminate Point’s sublease, Point would need to find alternative facilities for its operations. If Point needed to seek additional space in the future, it believes it could find such space on commercially reasonable terms.

Since April 2002, Point has subleased approximately 4,600 square feet of office space for its clinical and administrative employees. The base rent is approximately $160,000 per year. The sublease for this space expires in April 2005.

Point has no manufacturing facilities and plans to rely upon outside manufacturers to produce any near-term products. Point believes that there is currently substantial capacity worldwide for the production of its anticipated products and that Point should be able to establish manufacturing arrangements on acceptable terms.

Legal Proceedings

We are currently not a party to any material legal proceedings.

MANAGEMENT

Directors

The following table sets forth the name, age as of December 10, 2003, positions and offices of each person who serves as a director of the Company:

Name	Age	Position
Donald R. Kiepert, Jr.	55	Chairman of the Board of Directors, President and Chief Executive Officer
Timothy J. Barberich (1)(3)	55	Director
Thomas M. Claflin (2)	62	Director
Daniel T. Roble (1) (2)(3)	57	Director
William J. Whelan, Jr. (1)(2)	48	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee

Except for Mr. Barberich, each person who serves as a director of the Company was appointed as a director on March 15, 2002, pursuant to the terms of the Merger Agreement among the Company, PT Acquisition Corp. and Point Massachusetts. No director or executive officer of the Company is related to any other director or executive officer of the Company by blood or marriage.

Donald R. Kiepert, Jr. has served as the Chairman of the Board of Directors and as the President and Chief Executive Officer of the Company since March 15, 2002, and has served in the same positions and offices with Point Massachusetts since its inception in 1996. Prior to that, he was President and Chief Executive Officer of Chartwell Home Therapies, a home infusion services company, from 1989 to 1996. Mr. Kiepert also started and managed several healthcare-based companies and worked in various management positions at Baxter Travenol, Inc. Mr. Kiepert presently serves as chairman and director of two private companies. Mr. Kiepert received his M.S. degree in clinical pharmacy from Purdue University.

Timothy J. Barberich has served as a director of the Company since the Company’s inception in 1993 and was Chairman of the Board of Directors from 1993 until March 1996 and from April 1997 until March 15, 2002. Mr. Barberich has also served as a director of Point Massachusetts since March 1999. Mr. Barberich was a founder of Sepracor Inc. and since 1984, Mr. Barberich has served as Chairman of the Board of Directors and Chief Executive Officer of Sepracor. From 1984 to 1999, Mr. Barberich served as President of Sepracor. Mr. Barberich also serves as a director of BioSphere Medical, Inc. and he also served as a director of Versicor, Inc. until February 21, 2003.

Thomas M. Claflin has served as a director of the Company since March 15, 2002 and as a director of Point Massachusetts since December 1999. He is the President and Chief Executive Officer of the venture capital firm of Claflin Capital Management, which he founded in 1978. Prior to forming Claflin Capital, he was a general partner of PaineWebber’s venture capital partnership group and a general partner at the venture capital firm of T.A. Associates.

Daniel T. Roble has served as a director of the Company since March 15, 2002 and as a director of Point Massachusetts since January 1997. He is a partner in the Health Care Group at the law firm of Ropes & Gray LLP, Boston, Massachusetts. He has practiced law at Ropes & Gray LLP since 1975.

William J. Whelan, Jr. has served as a director of the Company since March 15, 2002 and as a director of Point Massachusetts since January 1997. He is a partner at the private bank of Brown Brothers, Harriman & Company, where he has worked since 1988. Prior to that, he worked at the Bank of New York as Vice President, Middle Market Lending.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating committee. The members of each committee are appointed by the board of directors and serve until their successors are duly appointed and qualified.

Audit Committee

We have an audit committee consisting of Messrs. Claflin, Roble and Whelan. The audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our independent auditors.

The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent auditors, Ernst & Young LLP.

Compensation Committee

We have a compensation committee consisting of Messrs. Barberich, Roble and Whelan. The compensation committee reviews, and makes recommendations to the board of directors regarding the compensation and benefits of our executive officers. The compensation committee also administers the issuance of stock options and other awards under our stock plans and establishes and reviews policies relating to the compensation and benefits of our employees and consultants.

Nominating Committee

We have a nominating committee consisting of Messrs. Barberich and Roble. The purpose of the nominating committee is to identify and nominate members of the board of directors as well as to recommend changes to the composition of the board of directors in order to maintain compliance with applicable law and regulations.

Executive Officers

The following is a list of the executive officers of the Company and their principal positions with the Company as of December 10, 2003. All officers of the Company are employed pursuant to employment agreements.

Name	Age	Position
Donald R. Kiepert, Jr.	55	Chairman of the Board of Directors, President and Chief Executive Officer
Richard N. Small	49	Senior Vice President, Chief Financial Officer and Treasurer
Michael P. Duffy	43	Senior Vice President, General Counsel and Secretary
Barry Jones, Ph.D.	54	Senior Vice President, Research
Margaret J. Uprichard, Pharm.D.	45	Senior Vice President, Clinical and Regulatory Affairs

Donald R. Kiepert, Jr. has served as the Chairman of the Board of Directors and as the President and Chief Executive Officer of the Company since March 15, 2002, and has served in the same positions and offices with Point Massachusetts since its inception in 1996. Prior to that, he was President and Chief Executive Officer of Chartwell Home Therapies, a home infusion services company, from 1989 to 1996. Mr. Kiepert also started and managed several healthcare-based companies and worked in various management positions at Baxter Travenol, Inc. Mr. Kiepert presently serves as chairman and director of two private companies. Mr. Kiepert received his M.S. degree in clinical pharmacy from Purdue University.

Mr. Small has served as Senior Vice President, Chief Financial Officer and Treasurer of Point Massachusetts since its inception in 1996. Prior to that, he was Vice President and Chief Financial Officer at ImmuLogic Pharmaceutical Corporation from 1992 to 1996. Mr. Small has also worked in various management positions at Dennison Manufacturing Company and the public accounting firm of Coopers and Lybrand LLP. Mr. Small presently serves as a director for a private company.

Mr. Duffy has served as Senior Vice President, General Counsel and Secretary of the Company since May 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of Digital Broadband Communications, Inc. from 1999 through 2002. Mr. Duffy was also Senior Vice President, General Counsel and Secretary of ETC w/tci, a sub-portfolio of TCI Ventures, Inc./Liberty Media Corporation from 1996 through 1999. Prior to that, Mr. Duffy practiced law at Ropes & Gray LLP in Boston, Massachusetts. He is also a founder and principal of a private business advisory firm.

Dr. Jones has served as Senior Vice President of Research of the Company since January 2003 and Vice President of Research of Point Massachusetts since January 2000, and Director of Immunology of Point Massachusetts since 1997. Prior to joining Point Massachusetts, he was Director of Immunology at Procept, Inc., from 1993 through July 1997. He has also held academic research positions at Yale University’s School of Medicine and at Pennsylvania State University.

Dr. Uprichard joined the Company in January 2003 as Vice President, Clinical and Regulatory Affairs. Prior to joining the Company, she founded a consulting company in drug development and served as Head of Regulatory, Clinical and/or Preclinical Affairs for both Curis, Inc and Paion, GmbH, from 2001-2003. From 1990-2001, Dr. Uprichard held senior positions in both Clinical and Regulatory Affairs for Warner-Lambert/Pfizer in the oncology, neurology, cardiovascular, and rheumatology areas.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the year ended December 31, 2002 to our chief executive officer and to our other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2002. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

The following table provides certain summary information for the fiscal years ended December 31, 2002, 2001 and 2000, concerning compensation paid or accrued by the Company to or on behalf of the persons who served as executive officers of the Company in 2002:

SUMMARY COMPENSATION TABLE (1) (6)

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Donald R. Kiepert, Jr.	2002	$300,000	$90,000	$—	60,000	$3,326
Chairman, President and	2001	283,615	81,000	—	41,616	110
Chief Executive Officer	2000	280,000	28,000	—	41,616	110
Richard N. Small	2002	190,000	58,000	—	40,000	4,965
Senior Vice President,	2001	164,423	48,000	—	20,808	72
Chief Financial Officer and Treasurer	2000	160,000	16,000	—	20,808	72
Barry Jones, Ph.D.	2002	160,000	48,000	—	30,000	4,319
Senior Vice President, Research	2001	137,449	27,000	—	16,646	110
	2000	130,260	12,075	—	12,485	110
Michael P. Duffy (4)	2002	114,000	—	—	106,000	96
Senior Vice President,	2001	—	—	—	—	—
General Counsel and Secretary	2000	—	—	—	—	—
Lawrence Nussbaum, M.D. (5)	2002	210,000	31,500	27,973	—	159
Former Chief Medical	2001	41,193	—	—	106,122	18
Officer	2000	—	—	—	—	—

(1)	The merger between the Company and Point Massachusetts was effective as of March 15, 2002. Accordingly, the summary compensation information provided in this table for the period from March 16, 2002 through December 31, 2002 was paid entirely by the Company, and the compensation information for the periods from January 1, 2002 through March 15, 2002 and the years ending December 31, 2001 and 2000 consist of compensation paid entirely by Point Massachusetts. In accordance with the merger that took place on March 15, 2002, securities underlying options for the years ending December 31, 2001 and 2000 granted by Point Massachusetts are presented reflecting the conversion into the right to receive 4.16168 shares of the Company’s common stock.
(2)	Other annual compensation for Dr. Nussbaum in 2002 includes rent paid on an apartment in the Boston area and related commuting trips totaling $16,294 and payments for the related tax liability totaling $11,679.
(3)	Other compensation in 2002 includes a matching 401(k) contribution totaling $3,002, $4,319 and $4,754 for Mr. Kiepert, Mr. Small and Dr. Jones, respectively. All other amounts in 2002, 2001 and 2000 represent the taxable portion of group term-life insurance.
(4)	Mr. Duffy joined the Company part-time in May 2002 and full-time in September 2002.
(5)	Dr. Nussbaum served the Company from October 2001 until April 2003.
(6)	Prior to the merger between the Company and Point Massachusetts on March 15, 2002, John F. McGuire, III was the President and Chief Executive Officer of the Company with diminished duties due to the sale of all of the Company’s non-cash assets to Whatman in May 2001. From the period January 1, 2002 through March 15, 2002, Mr. McGuire earned $9,615. Upon the completion of the merger on March 15, 2002, Mr. McGuire was paid severance pay of $36,538.

Option Grants During 2002

The following table sets forth option grants by the Company to Mr. Kiepert, Mr. Small, Dr. Jones, Mr. Duffy, and Dr. Nussbaum during the year ended December 31, 2002 under the Company’s Amended and Restated 1994 Stock Option Plan. The maximum term of each option granted was ten years from the date of grant, subject to earlier termination in the event of resignation or termination of employment. The percentage of the total options granted to the Company’s employees in 2002 shown in the table below is based on options to purchase an aggregate of 320,500 shares of the Company’s Common Stock granted to employees during the year ended December 31, 2002. The exercise price of each option was equal to the fair market value of the Company’s Common Stock on the date of grant as determined by the Board of Directors.

The potential realizable values are net of the exercise prices and before taxes associated with the exercise, and are based on the assumption that the Company’s Common Stock would have appreciated at the annual rate shown from the date of the grant until the expiration of the ten-year option term. The Company has calculated these numbers based on the rules of the Securities and Exchange Commission, and they do not represent the Company’s estimate or projection of future Point Common Stock prices. The amounts reflected in the table may not necessarily be achieved. The actual amount the executive officer may realize will depend upon the extent to which the stock price exceeds the exercise price of the options on the exercise date.

Name	Option Grants Individual Grants (1)			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)		5%($)	10%($)
Donald R. Kiepert, Jr.	60,000	18.7%	$3.00	3/19/2012	$293,201	$466,874
Richard N. Small	40,000	12.5	3.00	3/19/2012	195,467	311,249
Barry Jones, Ph.D.	30,000	9.4	3.00	3/19/2012	146,601	233,437
Michael P. Duffy	106,000	33.1	1.45	5/28/2012	250,361	398,658
Lawrence Nussbaum, M.D.	—	—	—	—	—	—

Aggregated Option Exercises and Fiscal-Year-End Option Values

The following table sets forth option exercises by Mr. Kiepert, Mr. Small, Dr. Jones, Mr. Duffy and Dr. Nussbaum and value of in-the-money unexercised options held by each such person at December 31, 2002.

The value of unexercised in-the-money options held at December 31, 2002 represents the total gain which the option holder would realize if the option holder exercised all of the in-the-money options held at December 31, 2002, and is determined by multiplying the number of shares of the Company’s common stock underlying the options by the difference between $0.65 (which was the fair market value per share of the Company’s common stock at fiscal year end December 31, 2002) and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#)		Value of Unexercised In-The-Money Options At FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald R. Kiepert, Jr.	—	—	114,446	112,022	—	—
Richard N. Small	—	—	109,244	66,010	—	—
Barry Jones, Ph.D.	—	—	60,345	48,727	—	—
Michael P. Duffy	—	—	26,500	79,500	—	—
Lawrence Nussbaum, M.D.	—	—	26,531	79,591	—	—

Director Compensation

The Company did not provide any cash compensation to members of its Board of Directors in 2002.

Under its current policies, the Company does not provide cash compensation to members of the Company’s Board of Directors for serving on its Board of Directors or for attendance at Board and Committee meetings. Members of Company’s Board of Directors are reimbursed for reasonable expenses in connection with attendance at Board and Committee meetings. In consideration for services as non-employee directors, the Company also grants options to purchase shares of the Company’s common stock to its non-employee directors.

On September 18, 2003, the stockholders of the Company approved the 2003 Non-Employee Director Stock Option Plan (the “2003 Plan”). The 2003 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The only persons eligible to participate under the 2003 Plan are those persons who are or become non-employee members of the Board of Directors of the Company. The Company currently has four Non-Employee Directors. A total of 400,000 shares of Common Stock has been reserved for issuance upon exercise of options under the 2003 Plan. The option price per share (the “Option Exercise Price”) for each Option granted under the 2003 Plan is 100% of the fair market value (as defined in the 2003 Plan) of the Common Stock of the Company on the date of grant of such option. Each Non-Employee Director who was a director of the Company on September 18, 2003 has been granted an Option to purchase 30,000 shares of Common Stock. Any new Non-Employee Director elected to the Board will also be granted an Option to purchase 30,000 shares of Common Stock. On a bi-annual (every other year) basis starting in calendar year 2005 and immediately following the then annual meeting of stockholders, each Non-Employee Director will be awarded an additional Option to purchase 20,000 shares of Common Stock. The 2003 Plan also provides that the Committee also has the ability to award Options to purchase Common Stock to Non-Employee Directors in such amounts and on such terms not inconsistent with this Plan as the Committee shall determine at the time of the award.

Employment Agreements

The Company has employment agreements with the following executive officers:

• Donald R. Kiepert, Jr., Chairman of the Board, President and Chief Executive Officer

• Richard N. Small, Senior Vice President, Chief Financial Officer and Treasurer

• Barry Jones, Ph.D., Senior Vice President, Research

• Michael P. Duffy, Senior Vice President, General Counsel and Secretary

• Margaret J. Uprichard, Pharm.D., Senior Vice President, Clinical and Regulatory Affairs

Mr. Kiepert’s employment agreement provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer through October 31, 2004. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The agreement provides for a base salary, currently $330,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminates Mr. Kiepert’s agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Kiepert terminates his agreement for good reason, as that term is defined in the agreement, he is entitled continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Kiepert’s agreement is terminated under certain circumstances following a change of control, as that term is defined in the agreement, the Company is obligated to pay him a lump-sum payment equal to two times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $50,000 for fringe benefits.

Mr. Small’s employment agreement provides for his employment as Senior Vice President, Chief Financial Officer and Treasurer through October 31, 2004. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $209,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminates Mr. Small’s employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Small terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Small’s employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, the Company is obligated to pay him a lump-sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

Dr. Jones’ employment agreement provides for his employment as Senior Vice President, Research through January 1, 2006. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $209,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminates Dr. Jones’ employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Jones terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Jones’ employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, the Company is obligated to pay him a lump-sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

Mr. Duffy’s employment agreement provides for his employment as Senior Vice President, General Counsel and Secretary through May 28, 2005. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $209,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminates Mr. Duffy’s employment agreement for any reason other than for cause, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Duffy terminates his agreement for good reason, as that term is defined in the agreement, he is entitled to continue to receive his base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Mr. Duffy’s employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, the Company is obligated to pay him a lump sum payment equal to one and one-half times the sum of his base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

Dr. Uprichard’s employment agreement provides for her employment as Senior Vice President, Clinical and Regulatory Affairs through January 13, 2006. The employment agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The employment agreement provides for a base salary, currently $209,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminates Dr. Uprichard’s employment agreement for any reason other than for cause, as that term is defined in the agreement, she is entitled to continue to receive her base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Uprichard terminates her agreement for good reason, as that term is defined in the agreement, she is entitled to continue to receive her base salary for twelve months following the time of the termination and a lump-sum payment of $25,000 for fringe benefits. If Dr. Uprichard’s employment agreement is terminated under certain circumstances following a change of control, as that term is defined in the employment agreement, the Company is obligated to pay her a lump sum payment equal to one and one-half times the sum of her base salary as in effect at the time of the termination and a lump-sum payment of $37,500 for fringe benefits.

Dr. Nussbaum’s employment agreement, entered into as of September 26, 2001, provided for his employment as Chief Medical Officer “at will” until terminated by either party. The employment agreement provided for a salary of $210,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the Board of Directors’ discretion. If the Company terminated Dr. Nussbaum’s employment agreement for any reason other than for cause, as that term is defined in the employment agreement, he was entitled to his base salary for twelve months following the time of the termination. Dr. Nussbaum and the Company entered into a mutually acceptable arrangement dated as of April 15, 2003 and Dr. Nussbaum received a lump-sum amount equal to twelve months of his base salary at the time of his separation.

Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during fiscal year 2002 were Mr. Barberich, Mr. Roble and Mr. Whelan. Neither Mr. Barberich, Mr. Roble nor Mr. Whelan was at any time during 2002, or formerly, an officer or employee of the Company or any subsidiary of the Company. Mr. Whelan does not have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Mr. Barberich is President and Chief Executive Officer of Sepracor and Mr. Roble is a partner at the Company’s law firm, Ropes & Gray LLP. Please see “Certain Relationships and Related Transactions” below for disclosure regarding Mr. Barberich’s and Mr. Roble’s relationships with the Company.

No executive officer of the Company in 2002 served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sepracor

HMSR was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its blood filtration and membrane filter design business to HMSR in exchange for 3,000,000 shares. As of December 10, 2003, Sepracor owned approximately 2.9% of the Company’s issued and outstanding common stock (approximately 3.3% on a fully diluted basis). Mr. Barberich, one of the Company’s directors, is Chairman of the Board and Chief Executive Officer of Sepracor.

On March 23, 1999, HMSR completed a private placement financing with Sepracor in which HMSR received $2 million in exchange for 133,333 shares of common stock and warrants to purchase an additional 66,700 shares of common stock at $15.00 per Share. The warrants will expire in March 2004 and have certain registration rights associated with them. The Company may require Sepracor to exercise these warrants under certain circumstances as described in the warrant agreement.

Certain Other Relationships

On November 15, 2001, HMSR and PT Acquisition Corp., a wholly-owned subsidiary of HMSR formed for the purpose of consummating a merger transaction, entered into an Agreement and Plan of Merger with Point Massachusetts. On March 15, 2002, HMSR’s stockholders approved a 1-for-10 reverse split of HMSR’s common stock and a name change from HMSR Inc. to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the merger agreement previously entered into by both parties. The merger became effective on March 15, 2002, at which time, Point Massachusetts became a wholly-owned subsidiary of the Company. Point Massachusetts subsequently changed its name to “Point Therapeutics Massachusetts, Inc.”

As noted above, Mr. Barberich, a director of the Company, is a Chairman of the Board of Directors and Chief Executive Officer of Sepracor, which beneficially owned approximately 31.5% of HMSR’s common stock as of December 31, 2001. Mr. Barberich has served as a director of Point Massachusetts since March of 1999. As of December 31, 2001, Mr. Barberich beneficially owned approximately 1% of HMSR’s outstanding common stock and less than 1% of Point Massachusetts’ outstanding common stock. Mr. Barberich’s interests were disclosed to and considered by HMSR’s and Point Massachusetts’ Boards of Directors in connection with their consideration of the merger. Mr. Barberich abstained from voting on the merger and the merger agreement at the meetings of each company’s Board of Directors because of these interests.

Mr. Daniel T. Roble, a director of the Company, is a partner of the law firm of Ropes & Gray LLP. Ropes & Gray LLP provided Point Massachusetts with legal services in the past and in connection with the merger and currently provides legal services to the Company.

Controls and Procedures

(a) Evaluation of disclosure controls and procedures. Based on their evaluation of the Company’s disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this report, the Company’s chief executive officer and chief financial officer have concluded that the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and are operating in an effective manner.

(b) Changes in internal controls. There were no changes in the Company’s internal controls that have materially affected or are reasonably likely to materially affect those controls subsequent to the date of their most recent evaluation referenced in paragraph (a) above.

Director Compensation

Please see “Management—Director Compensation” for a discussion of options granted to our non-employee directors.

Executive Compensation and Employment Agreements

Please see “Management—Executive Compensation” and “—Stock Options” for additional information on compensation of our executive officers. Information regarding employment agreements with several of our executive officers is set forth under “Management—Employment Agreements.”

SELLING STOCKHOLDERS

We have prepared this Prospectus to allow the selling shareholders or their pledgees, donees, transferees or other successors in interest, to sell up to 5,600,001 shares of our common stock which they have acquired in the Placement, and up to 3,100,000 shares of our common stock issuable upon the exercise of warrants which are held by certain stockholders named below.

All of the common shares offered by this Prospectus are being offered by the selling shareholders for their own accounts. We will receive no proceeds from the sale of these shares by the selling shareholders.

2003 Private Placement

In October of 2003, we completed a brokered private placement of 5,600,001 common shares and up to 3,100,000 common shares issuable upon the exercise of underlying warrants. We raised a net amount of approximately $10,600,000, less additional expenses of $200,000 for registration of the shares, in the Placement. Each investor in the Placement completed a subscription agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and represented to us that they were accredited investors purchasing the shares for their own account. Investors participating in the Placement received registration rights with respect to the shares issued, and this Prospectus is part of the Registration Statement filed in satisfaction of our obligations.

The Company has paid to Paramount Capital, Inc., a New York corporation (the “Placement Agent”), a placement fee of approximately $500,000 and warrants to purchase 300,000 common shares of the Company (the “Placement Warrants”) at a price per share of $2.20. The Placement Warrants, which were subsequently transferred by the Placement Agent to certain of its employees identified below, may be exercised any time before March 19, 2009.

The following table sets forth information with respect to the common shares beneficially owned by the selling shareholders as of December 15, 2003, including shares obtainable under warrants, and being offered under this Prospectus. We have prepared this table using information furnished to us by the selling stockholders. To our knowledge, each of the selling shareholders has sole voting and investment power over the common shares listed in the table below. Except as otherwise disclosed herein, no selling shareholder, to our knowledge, has had a material relationship with us during the three years immediately preceeding the consummation of the Placement, other than as an owner of our common shares or other securities.

	Beneficial Ownership of Common Shares Prior to the Offering(1)			Number of Shares to Be Sold Under This Prospectus		Beneficial Ownership of Common Shares After the Offering(1)
Selling Stockholder	Number of Shares	Percent of Class			Number of Shares	Percent of Class
Federated Investors, Inc(2)	2,800,525	18.21%	1,500,000		1,300,525	8.74%
ProQuest Investments(3)	2,625,000	16.67	2,625,000		0	*
Claflin Capital Management(4)	978,251	6.53	75,000		903,251	6.07
Graystone Venture Partners, LLC(5)	923,902	6.14	300,000		623,902	4.17
J. Jay Lobell(6)	900,000	5.93	900,000		0	*
Mark Berg (7)	776,033	5.18	334,500		441,533	2.97
Wayne Rothbaum(8)	437,500	2.93	187,500		250,000	1.68
Nicole Berg(9)	375,000	2.50	375,000		0	*
Timothy McInerney(10)	235,000	1.57	235,000		0	*
Bristol Investment Fund, Ltd.(11)	187,500	1.26	187,500		0	*
Scott A. Katzmann(12)	150,000	1.00	150,000		0	*
Peter Kash and Donna Kash (JTWROS)(13)	150,000	1.00	150,000		0	*
David Jaroslawicz(14)	150,000	1.00	150,000		0	*

	Beneficial Ownership of Common Shares Prior to the Offering(1)			Number of Shares to Be Sold Under This Prospectus		Beneficial Ownership of Common Shares After the Offering(1)
Selling Stockholder	Number of Shares		Percent of Class			Number of Shares	Percent of Class
Howard Gittis(15)	150,000		1.00	150,000		0	*
Michael Weiser(16)	115,000		*	115,000		0	*
Nicholas Ponzio(17)	104,000		*	75,000		29,000	*
Wolcot Capital Inc.(18)	104,000		*	75,000		29,000	*
Lindsey A. Rosenwald(19)	96,457		*	96,457		0	*
Bonnie B. Kazam M.D. PA Profit Sharing Plan(20)	75,000		*	75,000		0	*
RL Capital Partners L.P.(21)	75,000		*	75,000		0	*
Steven Oliveira(22)	75,000		*	75,000		0	*
Alexander Pomper(23)	75,000		*	75,000		0	*
Gary J. Strauss(24)	62,625		*	62,625		0	*
Jason Stein(25)	55,000		*	55,000		0	*
RBC Dain Rauscher as IRA Custodian for Trevor Colby(26)	49,500		*	49,500		0	*
Jillian M. Hoffman(27)	37,500		*	37,500		0	*
Neil Herskowitz(28)	37,500		*	37,500		0	*
Andrew W. Schonzeit(29)	37,500		*	37,500		0	*
John J. Moroney and Mary T. Moroney (JTWROS)(30)	37,500		*	37,500		0	*
Sandra Lifschitz(31)	37,500		*	37,500		0	*
Kranzler Living Trust(32)	37,500		*	37,500		0	*
Dylan Colby(33)	29,400		*	25,500		3,900	*
Fiserv Securities Inc. A/C/F Anthony G. Polak Std. IRA(34)	25,000		*	25,000		0	*
Fiserv Securities Inc. C/F Ronald M. Lazar IRA(35)	25,000		*	25,000		0	*
S. Edmond Farber(36)	25,000		*	25,000		0	*
Mark Mazzer(37)	22,500		*	22,500		0	*
Harris R.L. Lydon, Jr.(38)	22,500		*	22,500		0	*
David M. Tanen(39)	22,000		*	22,000		0	*
Stephen C. Rocamboli(40)	13,001		*	13,001		0	*
Lawrence Kessel and Shirley Kessel (JTWROS)(41)	18,750		*	18,750		0	*
Daniel Kessel, M.D.(42)	18,750		*	18,750		0	*
Carmine Sanzo(43)	18,750		*	18,750		0	*
Louis Sanzo Jr.(44)	18,750		*	18,750		0	*
Joshua Kazam(45)	11,698		*	11,698		0	*
Dean Glasser(46)	11,250		*	11,250		0	*
Albert Bruno(47)	11,250		*	11,250		0	*
James and Margaret Knox(48)	9,375		*	9,375		0	*
John Knox(49)	9,000		*	9,000		0	*
John Arnone(50)	7,500		*	7,500		0	*
Peter M. Kash(51)	7,345		*	7,345		0	*
Bill Corcoran(52)	3,000		*	3,000		0	*
Basil Christakso(53)	1,000		*	1,000		0	*

TOTAL	12,281,112	(54)	68.06	8,700,001	(54)	3,581,111	23.96

(1)	Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling shareholders can offer all, some or none of their common shares, no definitive estimate can be given as to the number of shares that the selling shareholders will offer or sell under this Prospectus.
(2)

Shares beneficially owned by Federated Investors, Inc. include 1,300,525 shares of common stock held by the Federated Kaufmann Fund, 650,000 shares of common stock held by the Federated Kauffmann Small-Cap Fund, a portfolio of Federated Equity Funds, 350,000 shares owned by American Skandia Trust, a portfolio of Federated Equity Funds, 325,000 shares issuable to the Federated Kauffmann Small-Cap Fund upon the exercise of common stock warrants, and 175,000 shares issuable to American Skandia Trust upon the exercise of common stock warrants.
(3)	Shares beneficially owned by ProQuest Investments include 1,036,000 shares of common stock held by ProQuest Investments II, L.P., 674,100 shares of common stock held by ProQuest Investments, L.P., 31,150 shares of common stock held by the ProQuest Investments II Advisors Fund, L.P., 8,750 shares of common stock held by the ProQuest Companion Fund, L.P., 518,000 shares issuable to ProQuest Investments II, L.P. upon the exercise of common stock warrants, 337,050 shares issuable to ProQuest Investments, L.P. upon the exercise of common stock warrants, 15,575 shares issuable to the ProQuest Investments II Advisors Fund, L.P. upon the exercise of common stock warrants and 4,375 shares issuable to by the ProQuest Companion Fund, L.P. upon the exercise of common stock warrants. The warrants may be exercised in whole or in part at any time on or before September 24, 2008.
(4)	Shares beneficially owned by Claflin Capital Management include 306,355 shares of common stock held by the Claflin Capital VI Fund, 216,570 shares of common held by the Claflin Capital VII Fund, 360,410 shares of common stock held by the Black Diamond Fund, L.P., 41,950 shares issuable to the Claflin Capital VI Fund upon the exercise of common stock warrants, 27,966 shares issuable to the Claflin Capital VII Fund upon the exercise of common stock warrants and 25,000 shares issuable to the Black Diamond Fund upon the exercise of common stock warrants. Mr. Claflin in his capacity of President and Chief Executive Officer of Claflin Capital Management has voting and investment power with respect to these shares but disclaims beneficial ownership with respect to these shares. Thomas M. Claflin has served as a director of the Company since March 15, 2002 and as a director of Point Massachusetts since December 1999.
(5)	Shares beneficially owned by Graystone Venture Partners, LLC include 753,986 shares of common stock held by Graystone Venture Direct Equity, L.P., which is managed by Graystone Venture Partners, LLC, and 169,916 shares issuable to Graystone Venture Direct Equity, L.P., upon exercise of common stock warrants.
(6)	Shares beneficially owned by J. Jay Lobell include 500,000 shares of common stock held by the Rosenwald Family Trust, for which Mr. Lobell serves as the trustee, 100,000 shares owned directly by Mr. Lobell, 250,000 shares issuable to the Rosenwald Family Trust upon the exercise of common stock warrants and 50,000 shares issuable to Mr. Lobell upon the exercise of common stock warrants.
(7)	Shares beneficially owned by Mark Berg include 100,000 shares of common stock owned by Mark Berg Sep. IRA, 223,000 shares and warrants to purchase 111,500 shares owned by Mark Berg IRA and 341,533 shares owned by M.S.B. Research, of which Mr. Berg is the sole stockholder.
(8)	Shares beneficially owed by Wayne Rothbaum include warrants to purchase up to 62,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(9)	Shares beneficially owed by Nicole Berg include warrants to purchase up to 125,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(10)	Shares beneficially owed by Timothy McInerney, an employee of the Placement Agent, include warrants to purchase up to 135,000 shares of our common stock 50,000 shares of which may be exercised in whole or in part at any time on or before September 24, 2008 and 85,000 shares of which may be exercised in whole or in part at any time before March 19, 2009.
(11)	Shares beneficially owed by Bristol Investment Fund, Ltd. include warrants to purchase up to 62,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(12)	Shares beneficially owed by Scott A. Katzmann include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(13)	Shares beneficially owed by Peter Kash and Donna Kash (JTWROS) include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(14)	Shares beneficially owed by David Jaroslawicz include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(15)	Shares beneficially owed by Howard Gittis include warrants to purchase up to 50,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(16)	Shares beneficially owed by Michael Weiser, an employee of the Placement Agent, include warrants to purchase up to 65,000 shares of our common stock of which 25,000 shares may be exercised in whole or in part at any time on or before September 24, 2008 and 40,000 shares of which may be exercised in whole or in part at any time before March 19, 2009.

(17)	Shares beneficially owed by Nicholas Ponzio include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(18)	Shares beneficially owed by Wolcot Capital Inc. include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(19)	Shares beneficially owed by Lindsey A. Rosenwald, an employee of the Placement Agent, consist solely of warrants to purchase up to 96,457 shares of our common stock which may be exercised in whole or in part at any time before March 19, 2009.
(20)	Shares beneficially owed by Bonnie B. Kazam M.D. PA Profit Sharing Plan include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(21)	Shares beneficially owed by RL Capital Partners L.P. include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(22)	Shares beneficially owed by Steven Oliveira include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(23)	Shares beneficially owed by Alexander Pomper include warrants to purchase up to 25,000 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(24)	Shares beneficially owed by Gary J. Strauss include warrants to purchase up to 20,875 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(25)	Shares beneficially owed by Jason Stein, an employee of the Placement Agent, include warrants to purchase up to 45,000 shares of our common stock of which 5,000 shares may be exercised in whole or in part at any time on or before September 24, 2008 and 40,000 shares of which may be exercised in whole or in part at any time before March 19, 2009.
(26)	Shares beneficially owed by RBC Dain Rauscher as IRA Custodian for Trevor Colby include warrants to purchase up to 16,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(27)	Shares beneficially owed by Jillian M. Hoffman include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(28)	Shares beneficially owed by Neil Herskowitz include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(29)	Shares beneficially owed by Andrew W. Schonzeit include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(30)	Shares beneficially owed by John J. Moroney and Mary T. Moroney (JTWROS) include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(31)	Shares beneficially owed by Sandra Lifschitz include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(32)	Shares beneficially owed by Kranzler Living Trust include warrants to purchase up to 12,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(33)	Shares beneficially owed by Dylan Colby include warrants to purchase up to 8,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(34)	Shares beneficially owed by Fiserv Securities Inc. A/C/F Anthony G. Polak Std. IRA include warrants to purchase up to 8,333 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(35)	Shares beneficially owed by Fiserv Securities Inc. C/F Ronald M. Lazar IRA include warrants to purchase up to 8,333 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(36)	Shares beneficially owed by S. Edmond Farber include warrants to purchase up to 8,333 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(37)	Shares beneficially owed by Mark Mazzer include warrants to purchase up to 7,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.

(38)	Shares beneficially owed by Harris R.L. Lydon, Jr. include warrants to purchase up to 7,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(39)	Shares beneficially owed by David M. Tanen, an employee of the Placement Agent, include warrants to purchase up to 12,000 shares of our common stock of which 5,000 shares may be exercised in whole or in part at any time on or before September 24, 2008 and 7,000 shares of which may be exercised in whole or in part at any time before March 19, 2009.
(40)	Shares beneficially owed by Stephen C. Rocamboli, an employee of the Placement Agent, include warrants to purchase up to 9,001 shares of our common stock of which 2,001 shares of which may be exercised in whole or in part at any time on or before September 24, 2008 and 7,000 shares of which may be exercised in whole or in part at any time before March 19, 2009.
(41)	Shares beneficially owed by Lawrence Kessel and Shirley Kessel (JTWROS) include warrants to purchase up to 6,250 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(42)	Shares beneficially owed by Daniel Kessel, M.D. include warrants to purchase up to 6,250 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(43)	Shares beneficially owed by Carmine Sanzo include warrants to purchase up to 6,250 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(44)	Shares beneficially owed by Louis Sanzo Jr. include warrants to purchase up to 6,250 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(45)	Shares beneficially owed by Joshua Kazam, an employee of the Placement Agent, consist solely of warrants to purchase up to 11,698 shares of our common stock which may be exercised in whole or in part at any time before March 19, 2009.
(46)	Shares beneficially owed by Dean Glasser include warrants to purchase up to 3,750 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(47)	Shares beneficially owed by Albert Bruno include warrants to purchase up to 3,750 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(48)	Shares beneficially owed by James and Margaret Knox include warrants to purchase up to 3,125 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(49)	Shares beneficially owed by John Knox, an employee of the Placement Agent, include warrants to purchase up to 4,000 shares of our common stock, 2,500 shares of which may be exercised in whole or in part at any time on or before September 24, 2008 and 1,500 shares of which may be exercised in whole or in part at any time before March 19, 2009.
(50)	Shares beneficially owed by John Arnone include warrants to purchase up to 2,500 shares of our common stock which may be exercised in whole or in part at any time on or before September 24, 2008.
(51)	Shares beneficially owed by Peter M. Kash, an employee of the Placement Agent, consist solely of warrants to purchase up to 7,345 shares of our common stock which may be exercised in whole or in part at any time before March 19, 2009.
(52)	Shares beneficially owed by Bill Corcoran, an employee of the Placement Agent, consist solely of warrants to purchase up to 3,000 shares of our common stock which may be exercised in whole or in part at any time before March 19, 2009.
(53)	Shares beneficially owed by Basil Christakos, an employee of the Placement Agent, consist solely of warrants to purchase up to 1,000 shares of our common stock which may be exercised in whole or in part at any time before March 19, 2009.
(54)	As of December 10, 2003, there were 14,875,756 common shares of the Company outstanding.
(*)	Less than one percent (1%).

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 10, 2003, certain information concerning beneficial ownership of stock of the Company (as determined under the rules of the SEC) by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, (ii) each of the Company’s Directors and nominees for Director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. Except as otherwise indicated, the address for each person is to the care of Point Therapeutics, Inc., 125 Summer Street, Suite 1840, Boston, MA 02110.

Name	Number of Shares Beneficially Owned	Percentage of Class
Federated Investors, Inc.(1)	2,800,525	18.21%
Federated Investors Towers
Pittsburgh, PA 15222-3779

ProQuest Investments(2)	2,625,000	16.67
600 Alexander Park Road, Suite 204
Princeton, NJ 08540

Thomas M. Claflin II(3)	1,003,251	6.69
c/o Claflin Capital Management
10 Liberty Square, Suite 300
Boston, MA 02109

Claflin Capital Management(4)	978,251	6.53
10 Liberty Square, Suite 300
Boston, MA 02109

Graystone Venture Partners, LLC(5)	923,902	6.14
One Northfield Plaza, Suite 530
Northfield, IL 60093

J. Jay Lobell(6)	900,000	5.93
365 West End Avenue
New York, NY 10024

Mark Berg(7)	776,033	5.18
56 Harbor Hill Drive
Lloyd Harbor, NY 11743

Donald R. Kiepert, Jr.(8)	714,985	4.76
32 Garrison Street, 40-505
Boston, MA 02116

Sepracor Inc.(9)	500,033	3.35
84 Waterford Drive
Marlborough, MA 01752

Richard N. Small(10)	291,886	1.95

Barry Jones, Ph.D.(11)	75,127	*

Timothy J. Barberich(12)	57,008	*

William J. Whelan, Jr.(13)	56,212	*

Michael P. Duffy(14)	53,000	*

Daniel T. Roble(15)	45,808	*

Margaret J. Uprichard, Pharm. D.(16)	15,000	*

All directors and executive officers as a group (9 persons)(17)	2,312,277	14.85

*	Beneficial ownership does not exceed 1% of the outstanding common stock of the Company.

(1)	Consists of 1,300,525 shares of common stock held by the Federated Kaufmann Fund, 650,000 shares of common stock held by the Federated Kauffmann Small-Cap Fund, a portfolio of Federated Equity Funds, 350,000 shares owned by American Skandia Trust, a portfolio of Federated Equity Funds, 325,000 shares issuable to the Federated Kauffmann Small-Cap Fund upon the exercise of common stock warrants and 175,000 shares issuable to American Skandia Trust upon the exercise of common stock warrants.
(2)	Consists of 1,036,000 shares of common stock held by ProQuest Investments II, L.P., 674,100 shares of common stock held by ProQuest Investments, L.P., 31,150 shares of common stock held by the ProQuest Investments II Advisors Fund, L.P., 8,750 shares of common stock held by the ProQuest Companion Fund, L.P., 518,000 shares issuable to ProQuest Investments II, L.P. upon the exercise of common stock warrants, 337,050 shares issuable to ProQuest Investments, L.P. upon the exercise of common stock warrants, 15,575 shares issuable to the ProQuest Investments II Advisors Fund, L.P. upon the exercise of common stock warrants and 4,375 shares issuable to by the ProQuest Companion Fund, L.P. upon the exercise of common stock warrants.
(3)	Consists of 306,355 shares of common stock held by the Claflin Capital VI Fund, 216,570 shares of common held by the Claflin Capital VII Fund, 360,410 shares of common stock held by the Black Diamond Fund, L.P., 41,950 shares issuable to the Claflin Capital VI Fund upon the exercise of common stock warrants, 27,966 shares issuable to the Claflin Capital VII Fund upon the exercise of common stock warrants and 25,000 shares issuable to the Black Diamond Fund, L.P. upon the exercise of common stock warrants. Mr. Claflin in his capacity of President and Chief Executive Officer of Claflin Capital Management has voting and investment power with respect to these shares but disclaims beneficial ownership with respect to these shares. Also includes 25,000 shares issuable to Mr. Claflin upon the exercise of options currently exercisable or exercisable within 60 days of November 11, 2003.
(4)	Consists of 306,355 shares of common stock held by the Claflin Capital VI Fund, 216,570 shares of common held by the Claflin Capital VII Fund, 360,410 shares of common stock held by the Black Diamond Fund, L.P., 41,950 shares issuable to the Claflin Capital VI Fund upon the exercise of common stock warrants, 27,966 shares issuable to the Claflin Capital VII Fund upon the exercise of common stock warrants and 25,000 shares issuable to the Black Diamond Fund, L.P. upon the exercise of common stock warrants. Mr. Claflin in his capacity of President and Chief Executive Officer of Claflin Capital Management has voting and investment power with respect to these shares but disclaims beneficial ownership with respect to these shares.
(5)	Consists of 753,983 shares of common stock held by Graystone Venture Direct Equity, L.P., which is managed by Graystone Venture Partners, LLC, and 169,916 shares issuable to Graystone Venture Direct Equity, L.P., upon exercise of common stock warrants.
(6)	Consists of 500,000 shares of common stock held by the Rosenwald Family Trust, for which Mr. Lobell serves as the trustee, 100,000 shares owned directly by Mr. Lobell, 250,000 shares issuable to the Rosenwald Family Trust upon the exercise of common stock warrants and 50,000 shares issuable to Mr. Lobell upon the exercise of common stock warrants.
(7)	Consists of 100,000 shares of common stock owned by Mark Berg Sep. IRA, 223,000 shares and warrants to purchase 111,500 shares owned by Mark Berg IRA and 341,533 shares owned by M.S.B. Research, of which Mr. Berg is the sole stockholder.
(8)	Includes 150,255 shares issuable to Mr. Kiepert upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(9)	Includes 66,700 shares issuable to Sepracor Inc. upon exercise of common stock warrants. Mr. Barberich, a director of the Company who is also Chairman of the Board of Directors and Chief Executive Officer of Sepracor Inc., disclaims beneficial ownership with respect to these shares.
(10)	Includes 129,648 shares issuable to Mr. Small upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(11)	Consists solely of shares issuable to Dr. Jones upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(12)	Consists solely of shares issuable to Mr. Barberich upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003. Mr. Barberich, a director of the Company who is also Chairman of the Board of Directors and Chief Executive Officer of Sepracor Inc., another stockholder of the Company, disclaims beneficial ownership of any shares owned by Sepracor Inc.

(13)	Includes 45,808 shares issuable to Mr. Whalen upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(14)	Consists solely of shares issuable to Mr. Duffy upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(15)	Consists solely of shares issuable to Mr. Roble upon the exercise of options currently exercisable or exercisable within 60 days of December 10, 2003.
(16)	Consists solely of shares issuable to Dr. Uprichard upon the exercise of options currently exercisable within 60 days of December 10, 2003.
(17)	Includes 691,570 shares of common stock subject to options or warrants currently exercisable or will become exercisable within 60 days of December 10, 2003.
(18)	As of December 10, 2003, there were 14,875,756 common stock shares of the Company outstanding.
(19)	Information included in this report was derived from various sources known to the Company including filings made with the Securities and Exchange Commission, statements filed with the Company by directors and executive officers of the Company and Company records.

The Company maintains four stock option plans; the 1997 Stock Option Plan, as amended, the Amended and Restated 1994 Stock Option Plan, the 1994 Directors’ Stock Option Plan, as amended, and the 2003 Plan (the “Plans”), which were approved by Board of Directors and the stockholders of the Company.

The following table gives information about awards under the Plans as of September 30, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,261,023	$2.32	1,517,645
Equity compensation plans not approved by shareholders	—	—	—

Total	2,261,023	$2.32	1,517,645

DESCRIPTION OF CAPITAL STOCK

The following statements are brief summaries of provisions of our capital shares. The summaries are qualified in their entirety by reference to the full text of our certificate of incorporation, as amended, and bylaws.

The Company’s authorized capital stock consists of 35,000,000 shares of Common Stock, $0.01 par value per share, and 1,000 shares of Preferred Stock, $0.01 par value per share, which may be issued in one or more series. As of December 10, 2003, there were outstanding 14,875,756 shares of Common Stock of the Company held by approximately 230 shareholders of record and approximately 1,850 beneficial owners. As of December 10, 2003, we also had outstanding warrants and options to purchase 3,361,758 and 2,261,043 shares of Common Stock, respectively.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. In the event of liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company legally available for distribution to stockholders after payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. The Common Stock has no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and when issued and paid for, the shares offered by the Company in this Offering will be, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any shares of any series of Preferred Stock that the Company may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized, without shareholder approval, but subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 1,000 shares of Preferred Stock, $0.01 par value per share, in one or more series, each of such series to have such rights and preferences, as shall be determined by the Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Warrants

As of December 10, 2003, we had outstanding warrants to purchase 3,361,758 shares of our common stock at a weighted average exercise price of $2.88. The warrants expire on various dates from March 2004 through 2009.

Options

As of December 10, 2003, we had outstanding options to purchase 2,261,053 shares of common stock at a weighted average exercise price of $2.32 and 1,517,645 shares of common stock remain available for future grant. Options to purchase an aggregate of 54,955 shares of common stock have been exercised under our four stock option plans as of December 10, 2003.

Certain Charter Provisions

The Certificate of Incorporation, as amended, also contains certain provisions which eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate of Incorporation contains provisions to indemnify the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Registration Rights

The holders of an aggregate number of 5,600,001 shares of our common stock and up to 3,100,000 shares of our common stock issuable upon the exercise of warrants acquired pursuant to a private placement are entitled to certain registration rights pursuant to Subscription Agreements dated on or about September 19, 2003. The Subscription Agreements provide for certain demand registration rights to the holders of all such registerable securities. Accordingly, we have prepared this Prospectus covering shares issued in connection with the Placement. Registration of the common shares pursuant to the rights granted in these Subscription Agreements will result in such shares becoming freely tradable without restriction under the Exchange Act.

In addition, as of December 10, 2003, holders of an aggregate of an additional 500,033 shares of our common stock, including shares of common stock underlying outstanding warrants, have the right to require us to register these shares under the Securities Act pursuant to agreements which provide for certain demand and so-called piggyback registration rights.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer & Trust Company.

Listing

We are listed on the OTC Bulletin Board under the symbol “POTP.”

PLAN OF DISTRIBUTION

We previously issued shares and warrants representing 8,700,001 shares of our common stock to the selling shareholders in the Placement. This Prospectus relates to the offer and sale of common stock held by the selling shareholders. We are registering the common stock to fulfill our obligations under various agreements with the selling shareholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling shareholders under this Prospectus.

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer their shares at various times in one or more of the following transactions:

(a) a block trade on the OTC or other market on which the shares may at the time be traded in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(d) privately negotiated, face-to-face transactions between the selling shareholders and purchasers without a broker-dealer;

(e) through the writing of options or short sales;

(f) any combination of the above; and

(g) through any other method permitted pursuant to applicable law.

The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price or such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell the shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to or sold by the selling shareholders. The selling shareholders and any brokers, dealers or agents affecting the sale of any of the shares may be deemed to be “underwriters” under the Securities Act. In addition, any securities covered by this Prospectus may also be sold under Rule 144 promulgated under the Securities Act, rather than pursuant to this Prospectus, provided they meet the criteria and conform to the requirements of Rule 144. The selling shareholders have the sole discretion not to accept any offer to purchase shares or make any sale of shares if they conclude the purchase price is inadequate.

Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemental Prospectus, if required, pursuant to Rule 424 of the Securities Act, disclosing: (a) the name of each broker or dealer; (b) the number of shares involved; (c) the price at which the shares were sold; (d) the commissions paid or discounts or concessions allowed to the broker(s) or dealer(s), where applicable; (e) that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction. To comply with the securities laws of various jurisdictions, the shares offered by this Prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. The selling shareholders and any other persons participating in the sale or distribution of the common shares will be subject to the relevant provisions of the Exchange Act, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders or any other person. The foregoing may affect the marketability of such shares and the ability of any person or entity to engage in market-making activities with respect to such shares.

We are bearing all costs relating to the registration of the shares, except that we are contractually obligated to reimburse counsel for the Placement Agent up to $10,000 for reasonable fees and disbursements relating to the registration. The selling shareholders will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares. The selling shareholders have agreed to suspend sales for limited periods upon notification that actions, such as amending or supplementing this Prospectus, are required in order to comply with federal or state securities laws.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Ropes & Gray LLP.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering to sell. This Prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We anticipate making these documents publicly available free of charge on our website at www.pther.com as soon as reasonably practicable after filing such documents with the Securities and Exchange Commission.

You can read the registration statement and our future filings with the Securities and Exchange Commission, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 450 Fifth Street, N.W., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

INDEX TO FINANCIAL STATEMENTS

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

Page
Report of Independent Auditors	F-2

Consolidated Balance Sheets as of December 31, 2002 and 2001 and September 30, 2003 (unaudited)	F-3

Consolidated Statements of Operations For The Years Ended December 31, 2002, 2001 and 2000 and For The Period From September 3, 1996 (Date of Inception) Through December 31, 2002 and The Nine Months Ended September 30, 2003 and 2002 (unaudited)

F-4

Consolidated Statements of Stockholders’ Equity (Deficit) For The Years Ended December 31, 2002, 2001 and 2000 and For The Period From September 3, 1996 (Date of Inception) Through December 31, 2002 and The Nine Months Ended September 30, 2003 (unaudited)

F-5

Consolidated Statements of Cash Flows For The Years Ended December 31, 2002, 2001 and 2000 and For The Period From September 3, 1996 (Date of Inception) Through December 31, 2002 and The Nine Months Ended September 30, 2003 and 2002 (unaudited)

F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Point Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Point Therapeutics, Inc. (a development stage company) (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2002 and the period from September 3, 1996 (date of inception) through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Therapeutics, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, and the period from September 3, 1996 (date of inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 10, 2003,

except for Note 14,

as to which the date

is March 5, 2003

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002	2001
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,253,363	$12,005,495	$5,563,344
Prepaid expenses and other current assets	600,493	273,694	6,532

Total current assets	6,853,856	12,279,189	5,569,876
Office and laboratory equipment, net	217,789	273,385	81,187

Total assets	$7,071,645	$12,552,574	$5,651,063

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$636,097	$488,603	$361,267
Accrued expenses	487,739	728,987	276,246
Accrued professional fees	126,432	178,000	66,000
Deferred merger consideration	—	—	500,000
Accrued severance	34,041	4,713	168,800

Total current liabilities	1,284,309	1,400,303	1,372,313
Patent liability, less current portion	52,367	57,055	60,634

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized; no shares issued or outstanding as of September 30, 2003, December 31,2002 and December 31, 2001.	—	—	—
Common stock, $0.01 par value; 30,000,000 shares authorized; 9,376,924 shares issued and 9,275,755 shares outstanding in 2003 and 2002 and 7,386,565 shares issued and outstanding in 2001.	93,769	93,769	73,866
Treasury stock (101,169 shares outstanding at $3.28 per share)	(331,936)	(331,936)	—
Additional paid-in capital	28,188,408	28,142,973	13,475,255
Deficit accumulated during the development stage	(22,215,272)	(16,809,590)	(9,331,005)

Total stockholders’ equity	5,734,969	11,095,216	4,218,116

Total liabilities and stockholders’ equity	$7,071,645	$12,552,574	$5,651,063

The accompanying notes are an integral part of these consolidated financial statements.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Year ended December 31,			Period From September 3, 1996 (Date of Inception) Through December 31, 2002
	2003	2002	2002	2001	2000
	(unaudited)	(unaudited)
Revenues
License revenue	$96,150	$—	$—	$—	$4,333,000	$5,000,000
Sponsored research revenue	—	—	—	—	900,000	2,400,000

Total revenues	96,150	—	—	—	5,233,000	7,400,000

Operating expenses
Research and development	4,046,692	3,654,465	5,159,957	3,422,358	2,296,208	17,363,310
General and administrative	1,508,518	1,957,671	2,501,187	2,010,127	854,072	7,670,808

Total operating expenses	5,555,210	5,612,136	7,661,144	5,432,485	3,150,280	25,034,118

Income (loss) from operations	(5,459,060)	(5,612,136)	(7,661,144)	(5,432,485)	2,082,720	(17,634,118)

Interest income	53,378	144,359	182,559	225,463	259,363	907,180
Interest expense	—	—	—	—	—	(82,652)

Net income (loss)	$(5,405,682)	$(5,467,777)	$(7,478,585)	$(5,207,022)	$2,342,083	$(16,809,590)

Net income (loss) per share
Basic	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.41

Diluted	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.40

Shares used in computing net income (loss) per share
Basic	9,275,755	8,770,587	8,897,917	7,017,145	5,763,938

Diluted	9,275,755	8,770,587	8,897,917	7,017,145	5,864,431

The accompanying notes are an integral part of these consolidated financial statements.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid In Capital/ Discount on Stock	Treasury Stock	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of common stock on September 3, 1996	2,300,543	$23,005	$(3,005)	$—	$—	$20,000
Net loss					(60,135)	(60,135)

Balance at December 31, 1996	2,300,543	23,005	(3,005)		(60,135)	(40,135)
Issuance of common stock on January 22, 1997	820,716	8,207	(1,072)			7,135
Issuance of common stock on May 7, 1997	717,890	7,179	1,671,412			1,678,591
Issuance of common stock for license rights on May 7, 1997	372,292	3,723	890,847			894,570
Issuance of common stock on June 17, 1997	15,606	156	37,344			37,500
Issuance of common stock on October 1, 1997	426,572	4,266	1,007,293			1,011,559
Net loss					(2,329,746)	(2,329,746)

Balance at December 31, 1997	4,653,619	46,536	3,602,819		(2,389,881)	1,259,474
Issuance of compensatory stock options to non-employees			45,837			45,837
Issuance of warrants in connection with Convertible note payable			200,000			200,000
Net loss					(2,914,399)	(2,914,399)

Balance at December 31, 1998	4,653,619	46,536	3,848,656		(5,304,280)	(1,409,088)
Issuance of common stock upon conversion of debt on March 9, 1999, net	675,549	6,756	1,949,523			1,956,279
Issuance of common stock for license rights on March 9, 1999	5,002	50	16,057			16,107
Issuance of compensatory stock options to non-employees			39,388			39,388
Issuance of common stock pursuant to private placement agreement on July 2, 1999, net	201,874	2,019	643,111			645,130
Issuance of common stock pursuant to private placement agreement on October 12, 1999, net	185,848	1,858	591,666			593,524
Net loss					(1,161,786)	(1,161,786)

Balance at December 31, 1999	5,721,892	57,219	7,088,401		(6,466,066)	679,554

The accompanying notes are an integral part of these consolidated financial statements.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

	Common Stock		Additional Paid In Capital/ Discount on Stock	Treasury Stock	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Issuance of compensatory stock options to non-employees			32,929			32,929
Issuance of common stock pursuant to private placement agreement on November 2, 2000, net of issuance costs	260,106	2,601	981,777			984,378
Net income					2,342,083	2,342,083

Balance at December 31, 2000	5,981,998	59,820	8,103,107		(4,123,983)	4,038,944
Issuance of compensatory stock options to non-employees			22,052			22,052
Issuance of common stock pursuant to private placement agreement on April 6, 2001, net of issuance cost	1,352,546	13,526	5,150,616			5,164,142
Issuance of common stock on April 30, 2001	52,021	520	199,480			200,000
Net loss					(5,207,022)	(5,207,022)

Balance at December 31, 2001	7,386,565	73,866	13,475,255		(9,331,005)	4,218,116
Issuance of compensatory stock options to non-employees			20,400			20,400
Issuance of common stock in connection with the merger on March 15, 2002	1,889,190	18,892	14,647,318			14,666,210
Treasury stock assumed in connection with the merger on March 15, 2002	101,169	1,011		(331,936)		(330,925)
Net loss					(7,478,585)	(7,478,585)

Balance at December 31, 2002	9,376,924	$93,769	$28,142,973	$(331,936)	$(16,809,590)	$11,095,216
Issuance of compensatory stock options to non-employees (unaudited)			45,435			45,435
Net loss (unaudited)					(5,405,682)	(5,405,682)

Balance at September 30, 2003 (unaudited)	9,376,924	$93,769	$28,188,408	$(331,936)	$(22,215,272)	$5,734,969

The accompanying notes are an integral part of these consolidated financial statements.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Year ended December 31,			Period From September 3, 1996 (Date of Inception) Through December 31,
	2003	2002	2002	2001	2000	2002
	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(5,405,682)	$(5,467,777)	$(7,478,585)	$(5,207,022)	$2,342,083	$(16,809,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	64,927	38,518	56,521	26,317	22,483	139,406
Issuance of compensatory stock options	45,435	12,609	20,400	22,052	32,929	160,606
Common stock issued under license agreement	—	—	—	—	—	910,677
Accrued interest on convertible notes	—	—	—	—	—	82,652
Patent costs	—	—	—	—	—	75,557
Changes in operating assets and liabilities:
Accounts receivable	—	—	—	—	23,022	—
Prepaid expenses and other	(326,799)	(284,898)	(267,162)	(483)	1,220	(292,971)
Accounts payable and accrued expenses	(115,994)	697,785	527,990	424,934	92,509	1,397,859
Deferred revenues	—	—	—	—	(1,333,000)	—

Net cash provided by (used in) operating activities	(5,738,113)	(5,003,763)	(7,140,836)	(4,734,202)	1,181,246	(14,335,804)

Investing activity
Purchase of office and laboratory equipment	(9,331)	(248,718)	(248,719)	(40,971)	(22,836)	(412,791)

Net cash used in investing activity	(9,331)	(248,718)	(248,719)	(40,971)	(22,836)	(412,791)

Financing activities
Proceeds from merger between Point with HMSR, Inc.	—	13,835,285	13,835,285	500,000	—	14,335,285
Principal payments of patent liability	(4,688)	(3,579)	(3,579)	(3,579)	(3,253)	(16,058)
Proceeds from issuance of convertible note	—	—	—	—	—	1,892,904
Proceeds from issuance of common stock net of costs	—	—	—	5,364,142	984,378	10,541,959

Net cash provided by (used in) financing activities	(4,688)	13,831,706	13,831,706	5,860,563	981,125	26,754,090

Net increase (decrease) in cash and cash equivalents	(5,752,132)	8,579,225	6,442,151	1,085,390	2,139,535	12,005,495
Cash and cash equivalents at beginning of period	12,005,495	5,563,344	5,563,344	4,477,954	2,338,419	—

Cash and cash equivalents at end of period	$6,253,363	$14,142,569	$12,005,495	$5,563,344	$4,477,954	$12,005,495

The accompanying notes are an integral part of these consolidated financial statements.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The Company

Point Therapeutics, Inc. (the “Company” or “Point”) is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of solid tumors, hematologic malignancies, hematopoietic disorders and infectious diseases. Our lead product candidate, PT-100, is an orally active small molecule which, through a novel mechanism of action, has the potential both to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

We believe that PT-100 has a large market opportunity because of its current portfolio of potential applications, including:

•	Cancer: PT-100 could be used in combination with chemotherapeutic agents, monoclonal antibodies, and/or vaccines to treat both solid tumors and hematologic malignancies;

•	Hematopoietic Disorders: PT-100 could be used to treat both neutropenia and anemia; and

•	Infectious Disease: PT-100 could be used as an adjuvant to enhance the efficacy of certain vaccines.

The strategy of our clinical development program is to develop the full range of commercial applications of PT-100 and to prioritize its fastest-to-market applications. We have initiated a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan® in patients with hematologic malignancies, such as non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. We are also clinically developing PT-100 as a potential therapy for the treatment of hematopoietic disorders. In addition, we from time to time evaluate new technology opportunities to broaden our portfolio of potential products, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, including mergers and acquisitions.

The Company is a successor of a merger between Point Therapeutics, Inc., a privately held Massachusetts corporation (“Point Massachusetts”), and HMSR Inc., a publicly-traded Delaware corporation (“HMSR”). Point Massachusetts was incorporated in September 1996 as a biopharmaceutical company to develop small molecule drugs. HMSR was incorporated in December 1993 as a Delaware corporation, and from 1994 to May 2001, under the name HemaSure Inc., developed and supplied innovative blood filtration technologies. On May 28, 2001, HMSR sold substantially all of its non-cash assets to a subsidiary of Whatman Plc (“Whatman”), a leader in separations technology and then changed its name from HemaSure Inc. to HMSR Inc. From May 2001 until the merger on March 15, 2002 (described below) with Point Massachusetts, HMSR’s operations consisted primarily of investigating various strategic business combinations.

On November 15, 2001, HMSR entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Point Massachusetts. On March 15, 2002, HMSR’s stockholders approved a 1 for 10 reverse split of HMSR’s common stock and a name change from HMSR to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the Merger Agreement, at which time Point Massachusetts became a wholly owned subsidiary of the Company and changed its name to “Point Therapeutics Massachusetts, Inc.”

The historical financial statements of the Company presented prior to March 15, 2002 are those of Point Massachusetts. Point Massachusetts’ capital structure has been restated to reflect all stock issuances as if the merger had taken place prior to all periods presented. In addition, if the merger with HMSR had occurred at the beginning of the periods presented, the effect of the inclusion of HMSR operating results on the financial statements presented would not be material.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. Basis of Presentation (continued)

For additional information regarding the terms of the merger, refer to the Company’s Form S-4, which was filed with the Securities and Exchange Commission on February 11, 2002.

The Company’s business operations after the merger consist solely of the business previously conducted by Point Massachusetts.

On October 3, 2003, the Company closed on a private placement of 5,600,001 shares of common stock at a price of $2.00 per share and five-year warrants to purchase an additional 2,800,000 shares of common stock. The per unit purchase price represented a 12.5% discount to the average closing price of the Company’s common stock for the five trading days immediately preceding September 10, 2003, the date on which the offering commenced. The warrants will be exercisable at a price of $2.66 per share. Total gross proceeds were $11,200,000 with costs of approximately $600,000 resulting in net proceeds to the Company of $10,600,000, less additional expenses of $200,000 for the registration of the shares. In addition, upon closing of the financing on October 3, 2003, the Company recorded and paid bonuses to all employees totaling approximately $414,000.

Participants in the private placement included ProQuest Investments, a new investor, along with certain existing and new accredited investors.

Point intends to use these funds for general corporate purposes including the costs of continuing and future clinical trials of PT-100, its lead clinical compound. PT-100 is currently being evaluated in a clinical study with Rituxan(R)in non-Hodgkin’s lymphoma (NHL) and chronic lymphocytic leukemia (CLL) patients.

The shares issued in the private placement have not yet been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 as amended, and applicable state securities laws, or an applicable exemption from registration statements. Point has agreed to file this registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon exercise of the warrants issued in this private placement within 60 days of the receipt of the subscription agreements. Paramount Capital, Inc. acted as the placement agent for the financing.

At December 31, 2002, the Company had $12,005,000 in cash and cash equivalents and at that time anticipated that its existing capital resources and interest to be received would enable it to maintain current and planned operations through 2003. At September 30, 2003, the Company had $6,253,363 in cash and cash equivalents. The Company currently anticipates that its existing capital resources along with the net financing proceeds received on October 3, 2003 and interest to be received on invested cash balances should enable it to maintain current and planned operations through the end of 2004. The Company is currently considering several strategic options in order to ensure the continued funding of its operations including, but not limited to, the sale of securities in both public and private offerings as the markets allow, raising additional funds through corporate collaborations and merger and acquisition activities and consolidations.

2. Significant Accounting Policies

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Significant Accounting Policies (continued)

Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments necessary to present fairly the balance sheets, statements of operations, and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to SEC rules and regulations. Operating results for the nine months ended ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in 2001 have been reclassified to conform to the 2002 presentation.

Consolidation

The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries, Point Massachusetts, Inc., HemaPharm Inc., and HemaSure A/S.

Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents. The carrying value of cash equivalents approximates fair value. At December 31, 2002 and September 30, 2003, the Company’s investments consisted entirely of funds deposited in money market funds.

Office and Laboratory Equipment

Office and laboratory equipment is recorded at cost. Depreciation is calculated using the straight-line half-year convention method over the estimated useful lives of three and five years, respectively.

Research and Development Costs

Research and development costs, including internal and external costs, are charged to operations as incurred. Certain research and development projects are or have been partially funded by research and development contracts, and the expenses related to these activities are included in research and development costs. Research and development costs include personnel costs, lab and animal supplies, outside services and contract laboratory costs, and legal costs associated with the Company’s patent portfolio.

Income Taxes

The Company provides for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates in effect when the differences are expected to reverse.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Significant Accounting Policies (continued)

Net Loss Per Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is typically computed using the weighted average number of common and dilutive common equivalent shares from stock options, warrants and convertible debt using the treasury stock method. For the years ended December 31, 2002 and 2001 and for the nine month periods ending September 30, 2003 and 2002, diluted net loss per share is the same as basic net loss per share, as the inclusion of outstanding common stock options, warrants and convertible debt would be antidilutive.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), in accounting for its stock based employee compensation plans using the intrinsic value method, rather than the alternative fair value accounting method provided for under SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), as SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of options granted to employees under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is required.

The reconciliation of net loss and net loss per share, as reported, to pro forma net loss and net loss per share giving effect to employee stock-based compensation accounted for using the fair value accounting method, is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Net income (loss), as reported	$(5,405,682)	$(5,467,777)	$(7,478,585)	$(5,207,022)	$2,342,083
Deduct: Stock compensation cost as computed under APB No. 25	45,435	12,609	20,400	22,052	32,929
Add: Stock based employee compensation cost, net of related tax effects, that would have been included in the determination of net loss as reported if the fair value method had been applied to all awards	(513,324)	(441,576)	(580,388)	(690,525)	(420,912)

Pro Forma Net income (loss)	$(5,873,571)	$(5,896,744)	$(8,038,573)	$(5,875,495)	$1,954,100

Diluted net loss per share, as reported	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.40

Diluted net loss per share, pro forma	$(0.63)	$(0.67)	$(0.90)	$(0.84)	$0.33

The fair value of the stock options at the date of grant was estimated using the Black-Scholes option pricing model with the following average assumptions:

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
			2002	2001	2000
Expected life (years)	1.0 – 4.0	4.0	4.00	4.00	4.00 – 4.25
Risk-free interest rate	4.05%	4.69%	2.6% – 4.7%	3.7% – 4.3%	4.6% – 6.3%
Volatility	93%	93%	93%	93%	93%
Dividends	None	None	None	None	None

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash equivalents. The risk is minimized by the Company’s policies in which investments have relatively short maturities and are only placed with highly rated issuers.

Revenue Recognition

Revenue is deemed earned when all of the following have occurred: all obligations of the Company relating to the revenue have been met and the earning process is complete; the monies received or receivable are not refundable, irrespective of research results; and there are neither future obligations nor future milestones to be met by the Company with respect to such revenue incurred.

Revenues from corporate collaborations are earned based upon research expenses incurred and milestones achieved. Non-refundable payments upon initiation of contracts are deferred and amortized over the period which the company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in each contract. Amounts received in advance of reimbursable expenses are recorded as deferred revenue until the related expenses are incurred. Milestone payments are recognized as revenue in the period in which the parties agree that the milestone has been achieved.

Comprehensive Income (Loss)

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There was no difference between the Company’s net loss and its comprehensive loss for the period presented in the accompanying consolidated statements of operations.

New Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and Issue 94-3 relates to SFAS 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity’s commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3.

This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS 146 has no impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”. SFAS 148 amends SFAS 123 “Accounting for Stock-Based Compensation”, to provide

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Significant Accounting Policies (continued)

alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion (APB) No. 28 “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS 148 does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of APB No. 25 “Accounting for Stock Issued to Employees”. SFAS 148 became effective for fiscal years ending after December 15, 2002. The Company has elected to continue to account for employee stock-based compensation using the intrinsic value method as described in APB No. 25 and therefore, the adoption of SFAS No. 148 did not have a material impact on the Company’s results of operations in 2002.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” The primary objective of the Interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights. Such entities are known as variable-interest entities (VIEs). Although the FASB’s initial focus was on special-purpose entities (SPEs), the final guidance applies to a wide range of entities. FIN 46 applies to new entities that are created after the effective date, as well as applies to existing entities. The FIN is effective to preexisting entities as of the beginning of the first interim period beginning after June 15, 2003, and to any new entities beginning February 1, 2003. Once it goes into effect, FIN 46 will be the guidance that determines (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, or other existing authoritative guidance, or, alternatively, (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. The Company does not expect FIN 46 to have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not anticipate that the adoption of SFAS No. 150 will have a material effect on the Company’s results of operations or financial position.

3. Merger

On November 15, 2001, the Company and PT Acquisition Corp., a wholly-owned subsidiary of the Company formed for the purpose of consummating a merger transaction, entered into the Agreement and Plan of Merger with Point Massachusetts. At that time, HMSR Inc. paid Point Massachusetts a $500,000 lock-up fee which was recorded as deferred merger consideration. The lock-up fee was included when calculating the final stock conversion ratio between Point Massachusetts and HMSR Inc.

The merger allowed Point Massachusetts to increase its capital resources by providing Point Massachusetts with immediate access to HMSR Inc.’s existing cash assets which enabled Point Massachusetts to fund its clinical program and other product development activities through 2003. For HMSR Inc., the merger allowed the HMSR Inc. stockholder to potentially enhance the value of their shares by investing in Point Massachusetts.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Merger (continued)

On March 15, 2002, the Company’s stockholders approved a 1-for-10 reverse split of the Company’s common stock and a name change of the Company from HMSR Inc. to Point Therapeutics, Inc. The stockholders of Point Massachusetts also approved on March 15, 2002 the Merger Agreement previously entered into by both parties. In accordance with the terms of the Merger Agreement, immediately prior to the effective time of the merger, and after taking into account the 1-for-10 reverse split with respect to the Company’s common stock prior to the merger, each share of Point Massachusetts common stock outstanding immediately prior to the effective time of the merger (including all shares of Point Massachusetts preferred stock converted prior to the effective time) was converted into the right to receive 4.16168 shares of the Company’s common stock. This ratio also took into account the $500,000 HMSR Inc. lock-up fee paid on November 15, 2001. In addition, all outstanding options and warrants of Point Massachusetts were converted at the same conversion rate of 4.16168.

As a result of the merger, the Company acquired all of the outstanding shares of Point Massachusetts capital stock. For accounting purposes, the acquisition has been treated as the acquisition of HMSR Inc. by Point Massachusetts with Point Massachusetts as the acquiror. The historical financial statements of the Company presented prior to March 15, 2002 are those of Point Massachusetts. Point Massachusetts’ capital structure has been restated to reflect all stock issuances as if the merger had taken place prior to all periods presented. In addition, if the merger with HMSR Inc. had occurred at the beginning of the periods presented, the effect of the inclusion of HMSR Inc. operating results on the financial statements presented would not be material.

4. Agreements

On May 7, 1997, Point Massachusetts entered into a license agreement (the “Agreement”) with the Tufts University School of Medicine (“Tufts”). Under the Agreement, the Point Massachusetts has received a worldwide license to certain patent and patent applications in exchange for a nonrefundable license fee of $50,000. In addition, Point Massachusetts issued to Tufts, or its designee, 372,292 shares of common stock in 1997 valued at $894,570, which was expensed to research and development based on the fair market value of the common stock at the date of issuance. In 1999, 5,002 shares of common stock, valued at $16,107, were issued to Tufts and expensed in a similar manner.

Commencing in May 1999, Point Massachusetts is required to pay $20,000 per year to Tufts. One-half of this payment is offset against Point Massachusetts’ patent liability through 2010. Thereafter, each payment will be credited against royalties due to Tufts. Point Massachusetts is obligated to make an additional $97,895 of patent right payments as follows:

Year ended December 31:
2003	$10,000
2004	10,000
2005	10,000
2006	10,000
2007	10,000
Thereafter	47,895

97,895
Less amount representing interest	(37,261)

60,634
Less current portion	(3,579)

$57,055

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Agreements (continued)

The present value of the patent reimbursement payments, assuming an interest rate of 10%, was expensed to research and development in 1997.

The Agreement originally called for certain milestone payments totaling $300,000 to be paid to Tufts, and a royalty based on future sales of products covered under the Agreement. In addition, the Agreement calls for Tufts to perform research jointly agreed upon with Point Massachusetts, in the scientific areas covered under the Agreement. Point Massachusetts was obligated to reimburse Tufts for $500,000 of such research over a two-year period beginning on May 7, 1997.

On January 12, 1999, Point Massachusetts amended the existing license agreement with Tufts and entered into a collaboration agreement to license its developed technology to a pharmaceutical company. Upon signing the agreement, Point Massachusetts received an initial $2,000,000 nonrefundable license fee. The collaboration also called for development milestone and royalty payments to Point Massachusetts, as well as an arrangement to equally share all reasonable expenses incurred while obtaining and defending technology patents subsequent to signing this agreement. In January 2000, Point Massachusetts amended the master license agreement to reflect the partial completion of a milestone. As a result of this amendment, Point Massachusetts received in cash and recognized as revenue $3,000,000 from the pharmaceutical company in 2000. As part of the Agreement, Point Massachusetts is required to pay Tufts 10% of all milestone payments received and supplemental milestone payments related to the collaboration with the pharmaceutical company. Total payments to Tufts as a result of milestones achieved totaled $412,500 in 2000. Under the agreement, Point Massachusetts received $900,000 in 2000 for research and development for the benefit of the pharmaceutical company. In July 2000, the agreement with the pharmaceutical company was terminated.

Upon execution of the collaboration, Point Massachusetts convertible notes payable were converted into common stock (see Note 5).

5. Warrants

Sepracor currently holds warrants to purchase up to 170,000 shares of the Company’s common stock at a price of $6.90 per share. The warrants will expire in 2003 and have certain registration rights associated with them. In addition, Sepracor holds warrants to purchase 66,700 shares of common stock at $15 per share which will expire in 2004. The warrants held by Sepracor have certain registration rights associated with them. In certain circumstances, the Company is entitled to require Sepracor to exercise these warrants.

Also, various investors in the Company hold warrants to purchase a total of 195,062 shares of common stock at a price of $2.90, as determined by the warrant agreement. The warrants expire in 2005.

As of December 31, 2002 and September 30, 2003, no warrants have been exercised.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Office and Laboratory Equipment

Office and laboratory equipment consist of the following at December 31:

	2002	2001
Laboratory equipment	$257,171	$138,102
Computer equipment	97,307	25,970
Furniture	47,309	—
Leasehold improvements	11,004	—

	412,791	164,072
Less accumulated depreciation	(139,406)	(82,885)

	$273,385	$81,187

Depreciation expense was $56,521, $26,317 and $22,483 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company did not incur any material repairs and maintenance expense during the years ended December 31, 2002, 2001 and 2000.

7. Operating Leases and Commitments

The Company conducts all of its operations in leased facilities. The Company subleases approximately 4,600 square feet of office space at 125 Summer Street, Boston, Massachusetts. The sublease term is for three years, ending in April 2005 and is non-renewable. In connection with the above sublease, the Company issued a letter of credit on April 11, 2002 in the amount of $80,168. The letter of credit is renewable annually on April 11th for the term of the sublease with the landlord. In addition, the Company subleases approximately 3,000 square feet of laboratory space at 75 Kneeland Street, Boston, Massachusetts from New England Medical Center (“NEMC”). The Company currently has no written sublease with NEMC and is a tenant at will. Rent expense under these arrangements amounted to $290,000, $200,000 and $192,000 in 2002, 2001 and 2000, respectively.

The Company also has in place operating leases for its telephone system and copiers, each with a term of three years ending in 2005. The Company does not have any capital leases for any of its capital equipment, furniture or fixtures.

At December 31, 2002, future minimum commitments, under leases with noncancelable terms of more than one year are as follows:

Year ended December 31:	Operating Leases
2003	$172,051
2004	172,051
2005	58,721

Total	$402,823

In addition to the above future minimum commitments, the Company incurs expense totaling approximately $192,000 per year under the current tenant-at-will arrangement with NEMC and anticipates that the level of expense incurred under the arrangement will continue into the foreseeable future.

8. Stock Option Plans

Prior to the merger, which occurred on March 15, 2002, options to purchase stock of Point Massachusetts were granted under the Point Massachusetts 1997 Stock Option Plan, as amended (the “1997 Plan”) and options

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Stock Option Plans (continued)

to purchase stock of HMSR Inc. were granted under HMSR Inc.’s Amended and Restated 1994 Stock Option Plan (the “1994 Plan”) and HMSR Inc.’s Director’s Plan, as amended (the “Director Plan”). All options outstanding under the 1994 Plan and the Director Plan were adjusted in accordance with the 1-for-10 reverse split of the Company’s common stock which took place immediately prior to the merger. All options outstanding under the 1997 Plan at the time of the merger converted into the right to receive 4.16168 shares of the Company’s common stock (see Note 3). From and after the merger, the 1994 Plan and the Director Plan remained in full effect while the 1997 Plan was frozen such that options may still be exercised under that plan but no further grants of options may be made under the 1997 Plan. As of December 31, 2002, a total of 2,594,346 shares have been authorized for grants of options or shares under the 1994 Plan, the 1997 Plan, and the Director Plan (the “Plans”), of which 1,262,272 are available for grant. Stock options granted during 2002, 2001 and 2000 generally have a maximum term of ten years and vest periodically over a period of two to five years.

The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. The exercise price for incentive stock options cannot be below the fair market value of the Company’s stock on the date of grant. Furthermore, the option exercise period will not exceed ten years from the date of grant.

The following table presents the activity of the Plans for the years ended December 31:

	2002		2001		2000
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	993,376	$3.11	762,403	$2.87	548,077	$2.74
Granted	375,900	2.11	230,973	3.84	218,488	3.22
Canceled	(93,638)	3.27	—	—	(4,162)	2.40

Outstanding at end of year	1,275,638	$2.80	993,376	$3.11	762,403	$2.87

Exercisable at end of year	706,294	$2.89	499,002	$2.71	333,405	$2.57

Weighted-average per share fair value of options granted	$1.43		$2.60		$2.21

The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 2002:

Options Outstanding		Weighted-Average Remaining Contractual Life	Options Exercisable
Exercise Price	Number Outstanding		Number Exercisable	Weighted-Average Exercise Price
$0.55-$1.45	191,200	9.48	—	$1.33
$2.40	324,380	4.75	324,380	$3.22
$3.00	168,500	9.23	—	$3.00
$3.22	381,393	6.85	329,373	$3.22
$3.84	210,165	8.70	52,541	$3.84

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Common Stock

During November 2000, Point Massachusetts issued 260,106 shares of common stock to a corporate investor at a price of $3.84 per share. The stock was issued pursuant to a letter of intent that allowed the investor exclusive rights, but no obligation, to purchase Point Massachusetts within a given period. Subsequent to year-end, the agreement was mutually terminated.

During April 2001, Point Massachusetts issued 52,021 shares of common stock at a price of $3.84 per share to an institutional investor. The investment was made pursuant to the investors’ right to participate in the sale of Common Stock, up to their ownership percentage, under the current common stockholders’ agreement.

During April 2001, Point Massachusetts issued 1,352,546 shares of common stock to outside investors at a price of $3.84 per share.

On March 15, 2002, in connection with the merger (see note 3) the Company announced the approval of an amendment of its Certificate of Incorporation to effect a 1 for 10 reverse split of the Company’s common stock and to change the Company’s name to Point Therapeutics, Inc. Effective on March 18, 2002, the OTC Bulletin Board stock symbol for the Company’s common stock was changed to “POTP.”

Pursuant to the Merger Agreement, each share of Point Massachusetts common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive 4.16168 shares of the Company’s common stock. The total number of issued and outstanding shares of the Company’s common stock was approximately 9,276,000 immediately after giving effect to the Merger and the 1 for 10 reverse split.

As a result of the Merger, the former stockholders of Point Massachusetts held, immediately after the Merger, approximately 79.6% of the issued and outstanding shares of the Company’s common stock; the remaining 20.4% of the issued and outstanding shares of the Company’s common stock were held by the stockholders who held the Company’s common stock immediately before the Merger became effective.

10. Income Taxes

The Company’s effective income tax rate as of December 31, differed from the expected US federal tax statutory expense as set forth below:

	December 31,
	2002	2001	2000
Expected tax expense (benefit)	$(864,524)	$(601,932)	$796,310
State income taxes, net of federal benefit	(468,907)	(326,480)	148,920
Stock compensation expense and other	9,316	9,028	12,050
Carryforward (utilization) of net operating losses	1,324,115	919,384	(957,280)

Income tax expense	$—	$—	$—

As of December 31, 2002, the Company has net operating loss carryforwards of approximately $14,325,000 and $14,095,000, to offset future federal and state taxable income, respectively. The Company also has research and development tax credit carryforwards of approximately $386,000 and $241,000 to offset future federal and state tax liability, respectively. The net operating loss and research and development tax credit carryforwards may be subject to annual limitations provided in Internal Revenue Code (IRC) sections 382 and 383.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Income Taxes (continued)

Deferred tax assets at December 31, 2002 and 2001 consist of the following:

	December 31,
	2002	2001
Deferred tax liabilities:
Depreciation	$(13,045)	$(4,664)

Total deferred tax liabilities	(13,045)	(4,664)

Deferred tax assets:
Net operating loss carryforwards	5,754,347	2,606,953
Research and development credit carryforwards	544,695	426,105
Accrued expenses	77,816	220,306
Intangible assets	268,357	284,050

Total deferred tax assets	6,645,215	3,537,414

Net deferred tax assets:	6,632,170	3,532,750
Valuation allowance	(6,632,170)	(3,532,750)

Net deferred taxes	$—	$—

The Company has established a valuation allowance equal to the net deferred tax assets, as their utilization is not probable at this time. The valuation allowance increased by $3,099,420 during 2002.

11. Net Income (Loss) Per Share

Net loss per share is presented under the requirements of FAS No. 128, “Earnings per Share” (“FAS 128”), which requires disclosure of basic and diluted earnings per share. Basic and diluted earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted earnings per share includes the impact of potentially dilutive securities. As the Company’s potentially dilutive securities (stock options, warrants and convertible preferred stock) were anti-dilutive for the years ended December 31, 2002 and 2001, they have been excluded from the computation of weighted-average shares used in computing dilutive net loss per share for the years ended December 31, 2002 and 2001. Dilutive shares are included in the calculation for the year ended December 31, 2000.

	Nine Months Ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
Net income (loss)	$(5,405,682)	$(5,467,777)	$(7,478,585)	$(5,207,022)	$2,342,083

Weighted-average shares outstanding:
Denominator for basic earnings per share	9,275,755	8,770,587	8,897,917	7,017,145	5,763,938
Common stock equivalent:
– stock options	—	—	—	—	80,987
– warrants	—	—	—	—	19,506

Denominator for diluted earnings per share	9,275,755	8,770,587	8,897,917	7,017,145	5,864,431

Net income (loss) per share
Basic	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.41

Diluted	$(0.58)	$(0.62)	$(0.84)	$(0.74)	$0.40

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Retirement Savings Plan

The Company implemented a 401(k) retirement savings plan covering all of the Company’s employees on January 1, 2002. Matching Company contributions are at the discretion of management of the Company. Management authorized matching contributions up to 3% of participants’ salaries amounting to approximately $24,000, $0 and $0 for the year ended December 31, 2002, 2001 and 2000, respectively.

13. Related Party Transactions

The Company utilizes the services of a law firm, of which a Director of the Company is a Partner. During 2002, 2001 and 2000, the Company paid fees totaling approximately $558,000, $703,000 and $72,000, respectively, for legal services in connection with organizational, general corporate, transaction and other related matters. The Company believes that the fees charged by the law firm to the Company are as fair to the Company for the services provided as could have been obtained from another comparable law firm.

14. Subsequent Event

As of December 31, 2002, the Company was a defendant in a lawsuit brought by Pall Corporation (“Pall”) in the United States District Court for the Eastern District of New York and the District of Colorado regarding the Company’s LeukoNet System, which is no longer made or sold by the Company (the “Pall Litigation”). In a complaint filed in November 1996, Pall alleged that the manufacture, use and/or sale of the LeukoNet System infringed upon two patents held by Pall. Pall dropped its allegations concerning infringement of one of the patents and alleges only that the LeukoNet System infringed Pall’s U.S. Patent No. 4,952,572 (the “‘572 Patent”).

On March 5, 2003, Whatman sold the non-cash assets it had previously purchased from HemaSure to Pall Corporation. In connection with that sale, the ongoing patent litigation among Pall Corporation, Whatman and the Company was settled, and the litigation was dismissed, with prejudice, in the United States District Court in the Eastern District of New York and in the District of Colorado. From March 15, 2002, the effective date of the merger of the Company and Point Massachusetts, through March 5, 2003, the effective date of the sale of the Whatman assets to Pall Corporation, approximately $100,000 of net royalties was accrued and is payable to the Company.

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Quarterly Financial Information (unaudited)

	First Quarter Ended March 31, 2003	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003
Total revenues	$96,150	$—	$—
Operating expenses:
Research and development	1,486,573	1,142,267	1,417,852
General and administrative	496,114	511,217	501,187

Total operating expenses	1,982,687	1,653,484	1,919,039
Loss from operations	(1,886,537)	(1,653,484)	(1,919,039)
Interest income	24,936	17,373	11,069
Interest expense	—	—	—

Net loss	$(1,861,601)	$(1,636,111)	$(1,907,970)

Basic and diluted net loss per share:	$(0.20)	$(0.18)	$(0.21)

Shares used in computing net loss per share:	9,275,755	9,275,755	9,275,755

	First Quarter Ended March 31, 2002	Second Quarter Ended June 30, 2002	Third Quarter Ended September 30, 2002	Fourth Quarter Ended December 31, 2002
Total revenues	$—	$—	$—	$—
Operating expenses:
Research and development	923,671	1,224,173	1,506,621	1,505,492
General and administrative	695,073	502,811	759,787	543,516

Total operating expenses	1,618,744	1,726,984	2,266,408	2,049,008
Loss from operations	(1,618,744)	(1,726,984)	(2,266,408)	(2,049,008)
Interest income	29,823	64,691	49,845	38,200
Interest expense	—	—	—	—

Net loss	$(1,588,921)	$(1,662,293)	$(2,216,563)	$(2,010,808)

Basic and diluted net loss per share:	$(0.21)	$(0.18)	$(0.24)	$(0.22)

Shares used in computing net loss per share:	7,743,413	9,275,755	9,275,755	9,275,755

POINT THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Quarterly Financial Information (unaudited) (continued)

	First Quarter Ended March 31, 2001	Second Quarter Ended June 30, 2001	Third Quarter Ended September 30, 2001	Fourth Quarter Ended December 31, 2001
Total revenues	$—	$—	$—	$—
Operating expenses:
Research and development	766,090	1,062,817	733,149	860,302
General and administrative	456,470	410,940	340,893	801,824

Total operating expenses	1,222,560	1,473,757	1,074,042	1,662,126
Loss from operations	(1,222,560)	(1,473,757)	(1,074,042)	(1,662,126)
Interest income	55,176	77,846	58,245	34,196
Interest expense	—	—	—	—

Net loss	$(1,167,384)	$(1,395,911)	$(1,015,797)	$(1,627,930)

Basic and diluted net loss per share:	$(0.20)	$(0.19)	$(0.14)	$(0.22)

Shares used in computing net loss per share:	5,981,999	7,295,671	7,386,565	7,386,565

You should rely only on the information provided in this Prospectus or any Prospectus supplement or to which we have referred to you. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

Point Therapeutics, Inc.

8,700,001 Shares of

Common Shares

PROSPECTUS

December 22, 2003

PART II

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$2,942
Accountants’ fees and expenses	50,000
Legal fees and expenses	100,000
Blue Sky fees and expenses	20,000
Transfer Agent’s fees and expenses	2,000
Printing and engraving expenses	30,000
Miscellaneous	2,000

Total	$206,942

Item 14. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by Delaware law, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, the certificate of incorporation of the Registrant provides that the Registrant may fully indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities issued by the registrant since December 10, 2000.

1.	In October 2003, the Company issued and sold an aggregate of 5,600,001 shares of common stock at a price per share of $2.00 and granted warrants to purchase an aggregate of 2,800,000 shares of common stock at an exercise price of $2.66 to 52 accredited investors.

2.	In October 2003, the Company issued a warrant to purchase an aggregate of 300,000 shares of common stock at an exercise price of $2.20 to Paramount Capital, Inc., an accredited investor, for services rendered in connection with the October, 2003 sale of common stock.

The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4 (2) of the Securities Act or Regulation D promulgated thereunder. The recipients of securities in each transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about the Registrant or had adequate access through their relationships with the Registrant to such information.

Item 16. Exhibits

Exhibit No.		Description
1.1†		Engagement Agreement dated as of September 10, 2003 between Point Therapeutics, Inc. and Paramount Capital, Inc.

1.2†		Subscription Agreement, dated on or about September 19, 2003, by and among Point Therapeutics, Inc. and several purchasers.

1.3†		Form of Investor Warrant.

1.4†		Form of Paramount Warrant.

2.1	(12)	Agreement and Plan of Merger, dated November 15, 2001, among HMSR Inc., PT Acquisition Corp., and Point Therapeutics, Inc.

2.2	(8)	Asset Purchase Agreement, dated as of February 3, 2001, by and between Point Therapeutics, Inc., Whatman and Whatman plc.

2.3	(9)	Amendment to Asset Purchase Agreement, dated as of April 2, 2001, by and between Point Therapeutics, Inc., Whatman and Whatman plc.

3.1	(1)	Certificate of Incorporation of Point Therapeutics, Inc.

3.2	(10)	Certificate of Amendment of Certificate of Incorporation Point Therapeutics, Inc.

3.3	(11)	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc.

3.4	(13)	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc.

3.5	(1)	By-Laws of Point Therapeutics, Inc.

4.1	(14)	Specimen Certificate for shares of Common Stock, $.01 par value, of Point Therapeutics, Inc.

4.2	(14)	Form of Warrant for Point Therapeutics, Inc.

4.2	(2)	Registration Rights Agreement, dated January 23, 1997, by and among Point Therapeutics, Inc. and Novo Nordisk A/S.

Exhibit No.	Description
4.3(3)	Registration Rights Agreement, dated as of September 15, 1998, between Point Therapeutics, Inc. and Sepracor.

4.4(4)	Warrant Agreement, dated as of September 15, 1998, between Point Therapeutics, Inc. and Sepracor.

4.5(4)	Warrant Certificate, dated as of September 15, 1998, between Point Therapeutics, Inc. and Sepracor.

4.6(5)	Registration Rights Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.7(5)	Warrant Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.8(5)	Warrant Certificate, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.9(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Thomas D. Foley.

4.10(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Claflin Capital VI.

4.11(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Claflin Capital VII.

4.12(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Dr. Pennington.

4.13(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Fieldmark, Inc.

4.14(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Graystone.

4.15(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Kenneth Zito.

4.16(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Medical Investments.

4.17(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Nancy Finn.

4.18(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Cornelia Stutz.

5.1†	Opinion of Ropes & Gray LLP

10.1(2)	Point Therapeutics, Inc.’s 1994 Stock Option Plan.

10.2(2)	Point Therapeutics, Inc.’s 1994 Director Option Plan.

10.3(2)	Amendment to Point Therapeutics, Inc.’s 1994 Director Option Plan, dated June 25, 1996.

10.4(2)	Amendment to Point Therapeutics, Inc.’s 1994 Director Option Plan, effective as of May 16, 1996.

10.5(2)	Amendment to Point Therapeutics, Inc.’s 1994 Stock Option Plan, dated June 25, 1996.

10.6(2)	Amendment to Point Therapeutics, Inc.’s 1994 Stock Option Plan, effective as of May 16, 1996.

10.7(5)	Securities Purchase Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

Exhibit No.	Description
10.8(7)	Form of Purchase Agreement, dated March 2, 2000.

10.9(7)	Schedule of purchasers which purchased shares of common stock pursuant to the Form of Purchase Agreement set forth in 10.31.

10.10(9)	Royalty Agreement, dated as of May 29, 2001, by and among Point Therapeutics, Inc., Whatman and Whatman plc.

10.11(14)	Amended Employment Agreement dated October 31, 2001 by and between Point Therapeutics, Inc. and Donald R. Kiepert, Jr.

10.12(14)	Amended Employment Agreement dated October 31, 2001 by and between Point Therapeutics, Inc. and Richard N. Small.

10.13(14)	Employment Agreement dated September 26, 2001 by and between Point Therapeutics, Inc. and Dr. Lawrence Nussbaum.

10.14(14)	Amended and Restated License Agreement dated January 12, 1999 by and between Point Therapeutics, Inc. and Tufts University.

10.15(15)	Employment Agreement dated May 28, 2002 by and between Point Therapeutics, Inc. and Michael P. Duffy.

10.16(16)	Employment Agreement dated January 1, 2003 by and between Point Therapeutics, Inc. and Barry Jones.

10.17(16)	Employment Agreement dated January 13, 2003 by and between Point Therapeutics, Inc. and Margaret J. Uprichard.

10.18(14)	Point Therapeutics Massachusetts, Inc. 1997 Stock Option Plan.

10.19(17)	Point Therapeutics Massachusetts, Inc. 2003 Stock Option Plan for Non-Employee Directors.

21.1(16)	Subsidiaries of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1†	Power of Attorney.

†	Previously filed.

(1)	Incorporated herein by reference to Point Therapeutics, Inc.’s Registration Statement on Form S-1, as amended (File No. 33-75930).
(2)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1996.
(3)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(4)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 1998.
(5)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998.
(6)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(7)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999.
(8)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
(9)	Incorporated by reference to Point Therapeutics, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001.

(10)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(11)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2001.
(12)	Incorporated by reference to Point Therapeutics, Inc.’s Registration Statement on Form S-4 filed on February 11, 2002.
(13)	Incorporated by reference to Point Therapeutics, Inc.’s Current Report on Form 8-K filed on March 28, 2002.
(14)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(15)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
(16)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.
(17)	Incorporated by reference to Point Therapeutics, Inc.’s Definitive Proxy Statement on Schedule 14A filed on August 8, 2003.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 19th day of December, 2003.

POINT THERAPEUTICS, INC.

By:	/s/ DONALD R. KIEPERT, JR.

Donald R. Kiepert, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald R. Kiepert, Jr., Richard N. Small and Michael P. Duffy, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DONALD R. KIEPERT, JR. Donald R. Kiepert, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2003

/s/ RICHARD N. SMALL Richard N. Small, CPA	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 19, 2003

/s/ TIMOTHY J. BARBERICH Timothy J. Barberich	Director	December 19, 2003

/s/ THOMAS M. CLAFLIN Thomas M. Claflin	Director	December 19, 2003

/s/ DANIEL T. ROBLE Daniel T. Roble	Director	December 19, 2003

/s/ WILLIAM J. WHELAN, JR. William J. Whelan, Jr.	Director	December 19, 2003

EXHIBIT INDEX

Exhibit No.	Description
1.1†	Engagement Agreement dated as of September 10, 2003 between Point Therapeutics, Inc. and Paramount Capital, Inc.

1.2†	Subscription Agreement, dated on or about September 19, 2003, by and among Point Therapeutics, Inc. and several purchasers.

1.3†	Form of Investor Warrant.

1.4†	Form of Paramount Warrant.

2.1(12)	Agreement and Plan of Merger, dated November 15, 2001, among HMSR Inc., PT Acquisition Corp., and Point Therapeutics, Inc.

2.2(8)	Asset Purchase Agreement, dated as of February 3, 2001, by and between Point Therapeutics, Inc., Whatman and Whatman plc.

2.3(9)	Amendment to Asset Purchase Agreement, dated as of April 2, 2001, by and between Point Therapeutics, Inc., Whatman and Whatman plc.

3.1(1)	Certificate of Incorporation of Point Therapeutics, Inc.

3.2(10)	Certificate of Amendment of Certificate of Incorporation Point Therapeutics, Inc.

3.3(11)	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc.

3.4(13)	Certificate of Amendment of Certificate of Incorporation of Point Therapeutics, Inc.

3.5(1)	By-Laws of Point Therapeutics, Inc.

4.1(14)	Specimen Certificate for shares of Common Stock, $.01 par value, of Point Therapeutics, Inc.

4.2(14)	Form of Warrant for Point Therapeutics, Inc.

4.2(2)	Registration Rights Agreement, dated January 23, 1997, by and among Point Therapeutics, Inc. and Novo Nordisk A/S.

4.4(4)	Warrant Agreement, dated as of September 15, 1998, between Point Therapeutics, Inc. and Sepracor.

4.5(4)	Warrant Certificate, dated as of September 15, 1998, between Point Therapeutics, Inc. and Sepracor.

4.6(5)	Registration Rights Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.7(5)	Warrant Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.8(5)	Warrant Certificate, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.

4.9(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Thomas D. Foley.

4.10(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Claflin Capital VI.

4.11(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Claflin Capital VII.

4.12(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Dr. Pennington.

4.13(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Fieldmark, Inc.

Exhibit No.	Description

4.14(16)	Warrant Agreement, dated as of July 24, 1998, between Point Therapeutics, Inc. and Graystone.

4.15(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Kenneth Zito.

4.16(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Medical Investments.

4.17(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Nancy Finn.

4.18(16)	Warrant Agreement, dated as of August 10, 1998, between Point Therapeutics, Inc. and Cornelia Stutz.

5.1†	Opinion of Ropes & Gray LLP

10.1(2)	Point Therapeutics, Inc.’s 1994 Stock Option Plan.

10.2(2)	Point Therapeutics, Inc.’s 1994 Director Option Plan.

10.3(2)	Amendment to Point Therapeutics, Inc.’s 1994 Director Option Plan, dated June 25, 1996.

10.4(2)	Amendment to Point Therapeutics, Inc.’s 1994 Director Option Plan, effective as of May 16, 1996.

10.5(2)	Amendment to Point Therapeutics, Inc.’s 1994 Stock Option Plan, dated June 25, 1996.

10.6(2)	Amendment to Point Therapeutics, Inc.’s 1994 Stock Option Plan, effective as of May 16, 1996.

10.7(5)	Securities Purchase Agreement, dated as of March 23, 1999, between Point Therapeutics, Inc. and Sepracor.
10.8(7)	Form of Purchase Agreement, dated March 2, 2000.

10.9(7)	Schedule of purchasers which purchased shares of common stock pursuant to the Form of Purchase Agreement set forth in 10.31.

10.10(9)	Royalty Agreement, dated as of May 29, 2001, by and among Point Therapeutics, Inc., Whatman and Whatman plc.

10.11(14)	Amended Employment Agreement dated October 31, 2001 by and between Point Therapeutics, Inc. and Donald R. Kiepert, Jr.

10.12(14)	Amended Employment Agreement dated October 31, 2001 by and between Point Therapeutics, Inc. and Richard N. Small.

10.13(14)	Employment Agreement dated September 26, 2001 by and between Point Therapeutics, Inc. and Dr. Lawrence Nussbaum.

10.14(14)	Amended and Restated License Agreement dated January 12, 1999 by and between Point Therapeutics, Inc. and Tufts University.

10.15(15)	Employment Agreement dated May 28, 2002 by and between Point Therapeutics, Inc. and Michael P. Duffy.

10.16(16)	Employment Agreement dated January 1, 2003 by and between Point Therapeutics, Inc. and Barry Jones.

10.17(16)	Employment Agreement dated January 13, 2003 by and between Point Therapeutics, Inc. and Margaret J. Uprichard.

10.18(14)	Point Therapeutics Massachusetts, Inc. 1997 Stock Option Plan.

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Exhibit No.	Description

10.19(17)	Point Therapeutics Massachusetts, Inc. 2003 Stock Option Plan for Non-Employee Directors.

21.1(16)	Subsidiaries of the Company.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1†	Power of Attorney.

†	Previously filed.

(1)	Incorporated herein by reference to Point Therapeutics, Inc.’s Registration Statement on Form S-1, as amended (File No. 33-75930).
(2)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1996.
(3)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(4)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 1998.
(5)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998.
(6)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(7)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999.
(8)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
(9)	Incorporated by reference to Point Therapeutics, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001.
(10)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(11)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2001.
(12)	Incorporated by reference to Point Therapeutics, Inc.’s Registration Statement on Form S-4 filed on February 11, 2002.
(13)	Incorporated by reference to Point Therapeutics, Inc.’s Current Report on Form 8-K filed on March 28, 2002.
(14)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(15)	Incorporated by reference to Point Therapeutics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
(16)	Incorporated by reference to Point Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.
(17)	Incorporated by reference to Point Therapeutics, Inc.’s Definitive Proxy Statement on Schedule 14A filed on August 8, 2003.

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